Filed Pursuant to Rule 424(b)(3)
Registration No. 333-138444
COLE CREDIT PROPERTY TRUST II, INC.
SUPPLEMENT NO. 8 DATED OCTOBER 27, 2008
TO THE PROSPECTUS DATED APRIL 30, 2008
     This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust II, Inc. dated April 30, 2008. This Supplement No. 8 supersedes and replaces all previous supplements to the prospectus. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.
     The purpose of this supplement is to describe the following:
(1)	the status of the offering of shares in Cole Credit Property Trust II, Inc.;

(2)	new suitability standards for residents of North Dakota;

(3)	notification of change of transfer agent;

(4)	clarification and addition of risk factors;

(5)	terms of a new credit facility entered into by Cole Operating Partnership II, LP;

(6)	the reallocation of shares of common stock being offered between the primary offering and the distribution reinvestment plan;

(7)	recent real property investments;

(8)	potential real property investments;

(9)	selected financial data, portfolio information, distributions and fees paid to affiliates as of June 30, 2008;

(10)	the incorporation of certain historical information by reference into our prospectus;

(11)	a modified form of Subscription Agreement; and

(12)	updated financial information regarding Cole Credit Property Trust II, Inc. and certain acquired properties.
   Status of Our Public Offerings
     As of October 24, 2008, we had approximately 19.9 million shares available for sale (excluding shares offered pursuant to our distribution reinvestment plan) in our follow-on offering, or approximately $199.4 million. Based on the shares currently available, we anticipate the offering will close to new investments on or about November 30, 2008.
     If all of the shares we are offering pursuant to the follow-on offering have not been sold by May 11, 2009, we may extend the offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. The follow-on offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.
     We commenced our initial public offering on June 27, 2005. We terminated our initial public offering on May 22, 2007. We issued a total of 54,838,315 shares in our initial public offering, including 53,909,877 shares sold in the primary offering and 928,438 shares sold pursuant to our distribution reinvestment plan, resulting in gross offering proceeds to us of approximately $547.4 million.
     We commenced our follow-on offering of shares of our common stock on May 23, 2007. Pursuant to the follow-on offering, we are offering up to 143,050,000 shares in a primary offering and up to 6,000,000 shares pursuant to our distribution reinvestment plan. As of October 24, 2008, we had accepted investors’ subscriptions for, and issued, approximately 129,044,732 shares of our common stock in the follow-on offering, including approximately 123,112,319 shares sold in the primary offering and approximately 5,932,413 shares sold pursuant to our distribution reinvestment plan, resulting in gross proceeds to us of approximately $1.3 billion. Combined with our initial public offering, we had received a total of approximately $1.8 billion in gross offering proceeds as of October 24, 2008.
     On September 18, 2008, we registered 30,000,000 additional shares to be offered pursuant to our distribution reinvestment plan in a Registration Statement on Form S-3. We will stop offering shares under the distribution reinvestment plan portion of our follow-on offering before we begin offering shares under the Registration Statement on Form S-3.

   Suitability Standards
     The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Suitability Standards” beginning on page i of the prospectus and other similar disclosures elsewhere in the prospectus:
     Residents of North Dakota who intend to invest in our shares must have either (a) a minimum net worth of at least $250,000 or (b) a net minimum annual gross income of $70,000 and a minimum net worth of at least $70,000. Net worth excludes home, home furnishings and automobiles.
   Change of Transfer Agent
     The following information supersedes and replaces in its entirety the second question and answer on page 4 of the prospectus under “Questions and Answers About this Offering” and other similar disclosures elsewhere in the prospectus including the Subscription Agreement beginning on page B-1 and Additional Investment Subscription Agreement beginning on page C-1.

Q:	Who is the transfer agent?

A:	Effective as of June 23, 2008, the name, address and telephone number of our transfer agent is as follows:

Cole Credit Property Trust II, Inc. c/o DST Systems, Inc. P.O. Box 219312 Kansas City, MO 64121-9312 1-866-907-2653
     To ensure that any account changes are made promptly and accurately, all changes including your address, ownership type, and distribution mailing address should be directed to the transfer agent.
Risk Factors
     The following information supersedes and replaces in its entirety the first paragraph of the risk factor under the caption “If we are required to register as an investment company under the Investment Company Act, we could not continue our business, which may significantly reduce the value of your investment” on page 30 of the prospectus:
     We are not registered as an investment company under the Investment Company Act of 1940, as amended (Investment Company Act), pursuant to an exemption in Section 3(c)(5)(C) of the Investment Company Act and certain No-Action Letters from the Securities and Exchange Commission. Pursuant to this exemption, (1) at least 55% of our assets must consist of real estate fee interests or loans secured exclusively by real estate or both, (2) at least 25% of our assets must consist of loans secured primarily by real estate (this percentage will be reduced by the amount by which the percentage in (1) above is increased); and (3) up to 20% of our assets may consist of miscellaneous investments. We intend to monitor compliance with these requirements on an ongoing basis. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

   The following information supersedes and replaces in its entirety the first paragraph of the risk factor under the caption “Adverse economic conditions will negatively affect our returns and profitability” on page 36 of the prospectus:
Adverse economic and geopolitical conditions will negatively affect our returns and profitability.
     Our operating results may be affected by market and economic challenges, including the current global economic credit environment, which may result from a continued or exacerbated general economic slow down experienced by the nation as a whole or by the local economics where our properties may be located, or by the real estate industry, including the following:
•	poor economic conditions may result in tenant defaults under leases;

•	re-leasing may require concessions or reduced rental rates under the new leases;

•	poor economic conditions may result in lower revenue to us from retailers who pay us a percentage of their revenues under percentage rent leases;

•	constricted access to credit may result in tenant defaults or non-renewals under leases; and

•	increased insurance premiums may reduce funds available for distribution or, to the extent such increases are passed through to tenants, may lead to tenant defaults. Increased insurance premiums may make it difficult to increase rents to tenants on turnover, which may adversely affect our ability to increase our returns.
     The length and severity of any economic slow down or downturn cannot be predicted. Our operations could be negatively affected to the extent that an economic slow down or downturn is prolonged or becomes more severe.
   The following information supplements the risk factors section under the caption “General Risks Related to Investments in Real Estate” on page 33 of the prospectus:
     Disruptions in the credit markets and real estate markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to you.
     Domestic and international financial markets currently are experiencing significant disruptions which have been brought about in large part by failures in the U.S. banking system. These disruptions have severely impacted the availability of credit and have contributed to rising costs associated with obtaining credit. If debt financing is not available on terms and conditions we find acceptable, we may not be able to obtain financing for investments. If this disruption in the credit markets persists, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be negatively impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. In addition, we may find it difficult, costly or impossible to refinance indebtedness which is maturing. If interest rates are higher when the properties are refinanced, we may not be able to finance the properties and our income could be reduced. In addition, if we pay fees to lock-in a favorable interest rate, falling interest rates or other factors could require us to forfeit these fees. All of these events would have a material adverse effect on our results of operations, financial condition and ability to pay distributions.
     In addition to volatility in the credit markets, the real estate market is subject to fluctuation and can be impacted by factors such as general economic conditions, supply and demand, availability of financing and interest rates. To the extent we purchase real estate in an unstable market, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future that it attracts at the time of our purchases, or the number of companies seeking to acquire properties decreases, the value of our investments may not appreciate or may decrease significantly below the amount we pay for these investments.
     The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions and make additional investments.
     We intend to diversify our cash and cash equivalents among several banking institutions in an attempt to minimize exposure to any one of these entities. However, the Federal Deposit Insurance Corporation, or “FDIC,” only insures amounts up to $250,000 per depositor per insured bank. We expect that we will have cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. If any of the banking institutions in which we have deposited funds ultimately fails, we may lose our deposits over $250,000. The loss of our deposits could reduce the amount of cash we have available to distribute or invest and could result in a decline in the value of your investment.

   The following information supersedes and replaces in its entirety the second paragraph of the risk factor under the caption “Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay distributions to our stockholders” on page 41 of the prospectus:
     As of June 30, 2008, we had approximately $1.0 billion of indebtedness, approximately $77.3 million of which was variable rate debt. We incurred variable rate indebtedness in the past and expect that we will incur variable rate indebtedness in the future. To the extent that we incur variable rate debt, increases in interest rates would increase our interest costs, which could reduce our cash flows and our ability to pay distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times that may not permit realization of the maximum return on such investments.
Borrowing Policies
     The following information supplements the section of our prospectus captioned “Investment Objectives and Policies — Borrowing Policies” beginning on page 81 of the prospectus:
     On May 23, 2008, Cole Operating Partnership II, LP, the operating partnership of CCPT II, (“Cole OP II”) which we sometimes refer to as the borrower, entered into a revolving credit facility providing for up to $135.0 million of secured borrowings pursuant to a credit agreement with Bank of America, N.A., as administrative agent, among other things, (“Bank of America”), Banc of America Securities, LLC, as sole lead arranger and sole book manager, JP Morgan Chase Bank, N.A. as syndication agent, and other lending institutions that may become parties to the credit agreement. The credit facility allows Cole OP II to borrow up to $135.0 million in revolving loans. Subject to meeting certain conditions, the approval of Bank of America and the payment of certain fees, the amount of the credit facility may be increased up to a maximum of $235.0 million, with each increase being no less than $25.0 million. Up to 15.0% of the total amount available may be used for issuing letters of credit and up to $20.0 million may be used for “swingline” loans, which generally are loans of a minimum of $100,000 for which the Borrower receives funding on the same day as its loan request, and which are repaid within five business days. The proceeds of the credit facility may be used for acquiring real estate and real estate related assets, working capital and general corporate purposes.
     The credit facility matures on May 23, 2011. The borrower has the option to extend the credit facility for an additional twelve month period through May 23, 2012 provided that (i) a written notice of intent to extend the term of the credit agreement is provided at least 30 days, but not more than 90 days prior to May 23, 2011; (ii) no defaults or events of default exist; (iii) the borrower pays to Bank of America a fee equal to fifteen hundredths of one percent (0.15%) of the then existing aggregate commitments; and (iv) certain requirements with respect to the representations and warranties contained in the credit agreement are satisfied.
     Loans under the credit facility will bear interest at rates depending upon the type of loan used. For a eurodollar rate loan, the interest rate will be equal to the greater of (a) two and one half percent (2.50%) per annum or (b) the one month, two month, three month or six month London Interbank Offered Rate for the interest period, as selected by borrower, plus the applicable rate. The applicable rate is based upon the overall leverage ratio, generally defined as our total consolidated outstanding indebtedness divided by our total consolidated asset value and ranges from 1.80% at a leverage ratio of less than 50.0% to 2.10% at a leverage ratio of 60.0% to 65.0%.
     For each base rate committed loan and each swing line loan, the interest rate will be a per annum amount equal to the base rate plus the applicable rate. The base rate generally is a fluctuating rate per annum equal to (a) 0.25% plus (b) the higher of (i) the federal funds rate plus 0.50% or (ii) Bank of America’s prime rate. The applicable rate for base rate committed loans is zero at all leverage ratios.
     The borrower has the right to prepay the outstanding amounts in the credit facility, in whole or in part, without premium or penalty provided that (i) prior written notice is received by the administrative agent and (ii) any prepayment of eurodollar rate loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of base rate committed loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less the entire principal amount thereof then outstanding.
     Cole OP II has pledged all of its equity interests in certain of its subsidiary limited liability companies which have been identified by Cole OP II as collateral for its obligations under the credit facility. Subject to certain conditions, Cole OP II may pledge its equity interests in additional subsidiary entities and may remove its pledge of previously identified subsidiary entities. In addition, we, and each identified subsidiary entity, guarantees the obligations of Cole OP II under the credit facility.
     The credit agreement contains customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions. The credit agreement also includes usual and customary events of default and remedies for facilities of this nature. Upon the occurrence of any event of default, the eurodollar rate loans and base rate committed loans will bear interest payable on demand at an interest rate equal to 2.0% per annum above the interest rate that would otherwise be applicable at that time, until the default is cured. Similarly, the letter of credit fees described below will be increased to a rate of 2.0% above the letter of credit fee that would otherwise be applicable at that time. In addition to Cole OP II failing to pay amounts when due and breaching any of the terms of the credit agreement or related loan documents, events of default include, but are not limited to: (1) failure to pay any principal when due; (2) failure to pay interest and fees within five (5) business days after due; (3) the occurrence of a change of control; (4) a change in management; (5) material inaccuracy of any representation or warranty; (6) the bankruptcy or insolvency of Cole OP II or any consolidated subsidiary; (7) violation of any financial, negative or other covenant; (8) violation of ERISA regulations; and (9) judgments against Cole OP II or any consolidated subsidiary in excess of $10.0 million or $25.0 million in aggregate that remain unsatisfied or unstayed for sixty days. If an event of default occurs and is not cured timely, the lenders under the credit facility shall have no obligation to make further disbursements under the credit facility and all outstanding loans shall be immediately due and payable.
     Cole OP II was required to pay certain fees under the credit agreement, including an arrangement fee of $250,000 to Banc of America Securities, LLC along with an upfront fee equal to 0.45% of the total credit facility. In addition, Cole OP II will pay to Bank of America an annual administrative agency fee of $50,000. Cole OP II will also pay an annualized fee for any unused portion of the credit facility. The unused portion fee is based on the average daily balance of the total aggregate commitment less any borrowing outstanding and is equal to 0.20% on the daily unused portion of the credit facility if daily usage is less than 50.0% of the aggregate commitments and 0.15% on the daily unused portion of the credit facility if daily usage is greater than or equal to 50.0% of the aggregate commitments. Cole OP II must also pay certain fees upon the issuance of each letter of credit under the credit agreement and a quarterly fee based on the outstanding face amounts of any letters of credit.
Outside Front Cover Page of the Prospectus
   The second paragraph appearing on the outside front cover page of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
     We are offering up to 143,050,000 shares of our common stock in our primary offering for $10.00 per share, with discounts available for certain categories of purchasers. We also are offering up to 6,000,000 shares pursuant to our distribution reinvestment plan at a purchase price equal to the higher of $9.50 per share or 95% of the estimated value of a share of our common stock. We will offer these shares until May 11, 2009, which is two years after the effective date of this offering, unless the offering is extended. We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and the distribution reinvestment plan.
     The table appearing on the outside front cover page of our prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

	Price	Selling	Dealer	Net Proceeds
	to Public	Commissions	Manager Fee	(Before Expenses)
Primary Offering
Per Share	$10.00	$0.70	$0.20	$9.10
Total Maximum	$1,430,500,000	$100,135,000	$28,610,000	$1,301,755,000
Distribution Reinvestment Plan
Per Share	$9.50	$—	$—	$9.50
Total Maximum	$57,000,000	$—	$—	$57,000,000
Cole Credit Property Trust II, Inc.
     The third paragraph of the “Prospectus Summary — Cole Credit Property Trust II, Inc.” section beginning on page 5 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
     Following the termination of our initial public offering, we commenced this “best efforts” public offering of up to $1,487,500,000 in shares of our common stock. We are offering 143,050,000 shares of our common stock in our primary offering at $10.00 per share, with discounts available for certain categories of purchasers, and 6,000,000 additional shares at $9.50 per share under our distribution reinvestment plan. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our distribution reinvestment plan. We are offering our shares pursuant to a registration statement on Form S-11, which was declared effective by the Securities and Exchange Commission on May 11, 2007. This public offering commenced on May 11, 2007 and will be terminated on or before May 11, 2009, unless extended with respect to shares offered under our distribution reinvestment plan or as otherwise permitted under applicable law. The proceeds raised during this offering will be used to make real estate investments, pay fees and expenses and for general corporate purposes.

Estimated Use of Proceeds
     The “Prospectus Summary — Estimated Use of Proceeds of This Offering” section beginning on page 14 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
     Depending primarily on the number of shares we sell in this offering and assuming all shares sold under our distribution reinvestment plan are sold at $9.50 per share, we estimate for each share sold in this offering that between approximately $8.72 (assuming no shares available under our distribution reinvestment plan are sold) and approximately $8.76 (assuming all shares available under our distribution reinvestment plan are sold) will be available for the purchase of real estate. We will use the remainder of the offering proceeds to pay the costs of the offering, including selling commissions and the dealer manager fee, and to pay a fee to our advisor for its services in connection with the selection and acquisition of properties. We will not pay selling commissions or a dealer manager fee on shares sold under our distribution reinvestment plan. The table below sets forth our estimated use of proceeds from this offering:

			Maximum Offering (Not
	Maximum Offering (Including		Including Distribution
	Distribution Reinvestment Plan)		Reinvestment Plan)
	Amount	Percent	Amount	Percent
Gross Offering Proceeds	$1,487,500,000	100%	$1,430,500,000	100%
Less Public Offering Expenses:
Selling Commissions and Dealer Manager Fee	128,745,000	8.7%	128,745,000	9.0%
Organization and Offering Expenses	22,312,500	1.5%	21,457,500	1.5%

Amount Available for Investment	1,336,442,500	89.8%	1,280,297,500	89.5%
Acquisition and Development:
Acquisition and Advisory Fees	26,051,510	1.7%	24,957,066	1.8%
Acquisition Expenses	6,512,878	0.4%	6,239,267	0.4%
Initial Working Capital Reserve	1,302,576	0.1%	1,247,853	0.1%

Amount Invested in Properties	$1,302,575,536	87.6%	$1,247,853,314	87.2%

     The “Estimated Use of Proceeds” section beginning on page 46 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
     The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming that we sell the maximum offering of 149,050,000 shares of common stock pursuant to this offering. Many of the figures set forth below represent management’s best estimate since they cannot be precisely calculated at this time. Assuming a maximum offering, we expect that approximately 87.6% of the money that stockholders invest will be used to buy real estate or make other investments, while the remaining approximately 12.4% will be used for working capital, and to pay expenses and fees including the payment of fees to Cole Advisors II, our advisor, and Cole Capital Corporation, our dealer manager.

	Offering
	Amount (1)	Percent
Gross Offering Proceeds	$1,487,500,000	100%
Less Public Offering Expenses:
Selling Commissions and Dealer Manager Fee(2)	128,745,000	8.7%
Organization and Offering Expenses(3)	22,312,500	1.5%

Amount Available for Investment(4)	1,336,442,500	89.8%
Acquisition and Development:
Acquisition and Advisory Fees(5)	26,051,510	1.7%
Acquisition Expenses(6)	6,512,878	0.4%
Initial Working Capital Reserve(7)	1,302,576	0.1%

Amount Invested in Properties(8)	$1,302,575,536	87.6%

(1)	Assumes the maximum offering is sold, which includes 143,050,000 shares offered to the public at $10.00 per share and 6,000,000 shares offered pursuant to our distribution reinvestment plan at $9.50 per share.

(2)	Includes selling commissions equal to 7% of aggregate gross offering proceeds, which commissions may be reduced under certain circumstances, and a dealer manager fee equal to 2% of aggregate gross offering proceeds, both of which are payable to the dealer manager, an affiliate of our advisor. The dealer manager, in its sole discretion, may reallow selling commissions of up to 7% of gross offering proceeds to other broker-dealers participating in this offering attributable to the shares sold by them and may reallow its dealer manager fee up to 2% of gross offering proceeds in marketing fees and due diligence expenses to broker-dealers participating in this offering based on such factors including the participating broker-dealer’s level of marketing support, level of due diligence review and success of its sales efforts, each as compared to those of the other participating broker-dealers. Additionally, we will not pay a selling commission or a dealer manager fee on shares purchased pursuant to our distribution reinvestment plan. The amount of selling commissions may be reduced under certain circumstances for volume discounts. See the “Plan of Distribution” section of this prospectus for a description of such provisions.

(3)	Organization and offering expenses consist of reimbursement of actual legal, accounting, printing and other accountable offering expenses, including amounts to reimburse Cole Advisors II, our advisor, for marketing, salaries and direct expenses of its employees while engaged in registering and marketing the shares and other marketing and organization costs, other than selling commissions and the dealer manager fee. Cole Advisors II and its affiliates are responsible for the payment of organization and offering expenses, other than selling commissions and the dealer manager fee, to the extent they exceed 1.5% of gross offering proceeds, without recourse against or reimbursement by us; provided, however, that in no event will we pay or reimburse organization and offering expenses in excess of 10% of the gross offering proceeds. We currently estimate that approximately $22,312,500 of organization and offering costs will be incurred if the maximum offering of 149,050,000 shares (approximately $1,487,500,000) is sold.

(4)	Until required in connection with the acquisition and/or development of properties, substantially all of the net proceeds of the offering and, thereafter, any working capital reserves we may have, may be invested in short-term, highly-liquid investments including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts.

(5)	Acquisition and advisory fees are defined generally as fees and commissions paid by any party to any person in connection with identifying, reviewing, evaluating, investing in and the purchase, development or construction of properties. We pay to our advisor acquisition and advisory fees up to a maximum amount of 2% of the contract purchase price of each property acquired, which for purposes of this table we have assumed is an aggregate amount equal to our estimated amount invested in properties. Acquisition and advisory fees do not include acquisition expenses. For purposes of this table, we have assumed that no financing is used to acquire properties or other real estate assets.

(6)	Acquisition expenses include legal fees and expenses, travel expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the selection, acquisition and development of real estate properties. For purposes of this table, we have assumed expenses of 0.5% of average invested assets, which for purposes of this table we have assumed is our estimated amount invested in properties; however, expenses on a particular acquisition may be higher. Notwithstanding the foregoing, the total of all acquisition expenses and acquisition fees payable with respect to a particular property or investment shall be reasonable, and shall not exceed an amount equal to 4% of the contract purchase price of the property, or in the case of a mortgage loan 4% of the funds advanced, unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approve fees and expenses in excess of this limit and determine the transaction to be commercially competitive, fair and reasonable to us.

(7)	Working capital reserves typically are utilized for extraordinary expenses that are not covered by revenue generation of the property, such as tenant improvements, leasing commissions and major capital expenditures. Alternatively, a lender may require its own formula for escrow of working capital reserves. Because we expect most of our leases will be “net” leases, as described elsewhere herein, we do not expect to maintain significant working capital reserves.

(8)	Includes amounts anticipated to be invested in properties net of fees, expenses and initial working capital reserves.
The Offering
     The “Prospectus Summary — The Offering” section on page 17 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
     We are offering an aggregate of 143,050,000 shares of common stock in our primary offering on a best-efforts basis at $10.00 per share. Discounts are available for certain categories of purchasers as described in the “Plan of Distribution” section of this prospectus. We also are offering 6,000,000 shares of common stock under our distribution reinvestment plan at $9.50 per share, subject to certain limitations, as described in the “Summary of Amended and Restated Distribution Reinvestment Plan” section of this prospectus. We will offer shares of common stock in our primary offering until the earlier of May 11, 2009, which is two years from the effective date of this offering, unless the offering is extended, or the date we sell 143,050,000 shares. We may sell shares under the distribution reinvestment plan beyond the termination of our primary offering until we have sold 6,000,000 shares through the reinvestment of distributions, but only if there is an effective registration statement with respect to the shares. Under the Securities Act of 1933, as amended (Securities Act), and in some states, we may not be able to continue the offering for these periods without filing a new registration statement, or in the case of shares sold under the distribution reinvestment plan, renew or extend the registration statement in such state. We may terminate this offering at any time prior to the stated termination date. We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and the distribution reinvestment plan.

Management Compensation
     The table in the “Management Compensation” section beginning on page 62 of the prospectus and all similar discussions appearing throughout the prospectus, including without limitation the table in the “Prospectus Summary — Compensation to Cole Advisors II and its Affiliates” section beginning on page 17 of the prospectus, are superseded in their entirety as follows:

Estimated Amount for
Type of Compensation(1)	Determination of Amount	Maximum Offering(2)

Offering Stage

Selling Commissions — Cole Capital Corporation(3)	We will pay to Cole Capital Corporation 7% of the gross offering proceeds before reallowance of commissions earned by participating broker-dealers, except that no selling commission is payable on shares sold under our distribution reinvestment plan. Cole Capital Corporation, our dealer manager, will reallow 100% of commissions earned to participating broker-dealers.	$100,135,000
Dealer Manager Fee — Cole Capital Corporation(3)	We will pay to Cole Capital Corporation 2% of the gross offering proceeds before reallowance to participating broker-dealers, except that no dealer manager fee is payable on shares sold under our distribution reinvestment plan. Cole Capital Corporation may reallow all or a portion of its dealer manager fee to participating broker-dealers. See “Plan of Distribution.”	$ 28,610,000
Reimbursement of Other Organization and Offering Expenses — Cole Advisors II(4)	We will reimburse Cole Advisors II up to 1.5% of our gross offering proceeds. Cole Advisors II will incur or pay our organization and offering expenses (excluding selling commissions and the dealer manager fee). We will then reimburse Cole Advisors II for these amounts up to 1.5% of aggregate gross offering proceeds.	$ 22,312,500

Acquisition and Operations Stage

Acquisition and Advisory Fees — Cole Advisors II(5)(6)	We will pay to Cole Advisors II 2% of the contract purchase price of each property or asset.	$ 26,051,510
Acquisition Expenses — Cole Advisors II	We will reimburse our advisor for acquisition expenses incurred in the process of acquiring property. We expect these expenses to be approximately 0.5% of the purchase price of each property. In no event will the total of all fees and acquisition expenses payable with respect to a particular property or investment exceed 4% of the contract purchase price.	$ 6,512,878
Asset Management Fee — Cole Advisors II(7)	We will pay to Cole Advisors II a monthly fee equal to 0.02083%, which is one-twelfth of 0.25% of the aggregate asset value.	Actual amounts are dependent upon the aggregate asset value of our properties and, therefore, cannot be determined at the present time. Because the fee is based on a fixed percentage of aggregate asset value, there is no limit on the aggregate amount of these fees.

Estimated Amount for
Type of Compensation(1)	Determination of Amount	Maximum Offering(2)
Property Management Fees — Cole Realty Advisors(8)	We will pay to Cole Realty Advisors up to (i) 2% of the gross revenues from our single-tenant properties and (ii) 4% of the gross revenues from our multi-tenant properties, plus reimbursement of Cole Realty Advisors’ costs of managing the properties.	Actual amounts are dependent upon the gross revenues from properties and, therefore, cannot be determined at the present time. Because the fee is based on a fixed percentage of the gross revenue and/or market rates, there is no limit on the aggregate amount of these fees.
Leasing Commissions — Cole Realty Advisors(8)	We will pay to Cole Realty Advisors prevailing market rates. Cole Realty Advisors may also receive a fee for the initial listing of newly constructed properties, which generally would equal one month’s rent.	Actual amounts are dependent upon prevailing market rates in the geographic regions in which we acquire property and, therefore, cannot be determined at the present time. There is no limit on the aggregate amount of these commissions.
Financing Coordination Fee — Cole Advisors II(6)	For services in connection with the origination or refinancing of any debt financing we obtain and use to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, we will pay our advisor a financing coordination fee equal to 1% of the amount available and/or outstanding under such financing; provided, however, that our advisor will not be entitled to a financing coordination fee in connection with the refinancing of any loan secured by any particular property that was previously subject to a refinancing in which our advisor received such a fee. Financing coordination fees payable from loan proceeds from permanent financing will be paid to our advisor as we acquire and/or assume such permanent financing. However, no acquisition fees will be paid on the investments of loan proceeds from any line of credit until such time as we have invested all net offering proceeds.	Actual amounts are dependent on the amount of any debt financing or refinancing and, therefore, cannot be determined at the present time. Because the fee is based on a fixed percentage of any debt financing, there is no limit on the aggregate amount of these fees.
Operating Expenses — Cole Advisors II(9)	We will reimburse the expenses incurred by Cole Advisors II in connection with its provision of administrative services, including related personnel costs, subject to the limitation that we will not reimburse our advisor for any amount by which the operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (i) 2% of average invested assets, or (ii) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period.	Actual amounts are dependent upon the expenses incurred and, therefore, cannot be determined at the present time.

Estimated Amount for
Type of Compensation(1)	Determination of Amount	Maximum Offering(2)
Liquidation/Listing Stage
Real Estate Commissions — Cole Advisors II or its Affiliates(10)	For substantial assistance in connection with the sale of properties, we will pay our advisor or its affiliates an amount equal to up to one-half of the brokerage commission paid on the sale of property, not to exceed 2% of the contract price of each property sold; provided, however, in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed 6% of the contract sales price.	Actual amounts are dependent upon the contract price of properties sold and, therefore, cannot be determined at the present time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no limit on the aggregate amount of these commissions.
Subordinated Participation in Net Sale Proceeds — Cole Advisors II(11)	After investors have received a return of their net capital invested and an 8% annual cumulative, non-compounded return, then Cole Advisors II is entitled to receive 10% of remaining net sale proceeds. We cannot assure you that we will provide this 8% return, which we have disclosed solely as a measure for our advisor’s incentive compensation.	Actual amounts are dependent upon results of operations and, therefore, cannot be determined at the present time. There is no limit on the aggregate amount of these payments.
Subordinated Incentive Listing Fee — Cole Advisors II(11)(12)	Upon listing our common stock on a national securities exchange, our advisor is entitled to a fee equal to 10% of the amount, if any, by which (1) the market value of our outstanding stock plus distributions paid by us prior to listing, exceeds (2) the sum of the total amount of capital raised from investors and the amount of cash flow necessary to generate an 8% annual cumulative, non-compounded return to investors. We have no intent to list our shares at this time. We cannot assure you that we will provide this 8% return, which we have disclosed solely as a measure for our advisor’s incentive compensation.	Actual amounts are dependent upon total equity and debt capital we raise and results of operations and, therefore, cannot be determined at the present time. There is no limit on the aggregate amount of this fee.

(1)	We will pay all fees, commissions and expenses in cash, other than the subordinated participation in net sales proceeds and incentive listing fees with respect to which we may pay to Cole Advisors II in cash, common stock, a promissory note or any combination of the foregoing, as we may determine in our discretion.

(2)	The estimated maximum dollar amounts are based on the sale of a maximum of 143,050,000 shares to the public at $10.00 per share and the sale of 6,000,000 shares at $9.50 per share pursuant to our distribution reinvestment plan.

(3)	Selling commissions and, in some cases, the dealer manager fee, will not be charged with regard to shares sold to or for the account of certain categories of purchasers. See “Plan of Distribution.” Selling commissions and the dealer manager fee will not be charged with regard to shares purchased pursuant to our distribution reinvestment plan.

(4)	These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder, due diligence expense reimbursements to participating broker-dealers and amounts to reimburse Cole Advisors II for its portion of the salaries of the employees of its affiliates who provide services to our advisor and other costs in connection with preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers. Our advisor will be responsible for the payment of all such organization and offering expenses to the extent such expenses exceed 1.5% of the aggregate gross proceeds of this offering.

(5)	This estimate assumes the amount of proceeds available for investment is equal to the gross offering proceeds less the public offering expenses, and we have assumed that no financing is used to acquire properties or other real estate assets. Our board’s investment policies limit our ability to purchase property if the total of all acquisition fees and expenses relating to the purchase exceeds 4% of the contract purchase price unless a majority of our directors (including a majority of our independent directors)

not otherwise interested in the transaction approve fees and expenses in excess of this limit and determine the transaction to be commercially competitive, fair and reasonable to us.

(6)	Included in the computation of such fees will be any real estate commission, acquisition and advisory fee, development fee, construction fee, non-recurring management fee, loan fees, financing coordination fees or points or any fee of a similar nature.

(7)	Aggregate asset value will be equal to the aggregate value of our assets (other than investments in bank accounts, money markets funds or other current assets) at cost before deducting depreciation, bad debts or other similar non-cash reserves and without reduction for any debt relating to such assets at the date of measurement, except that during such periods in which our board of directors is determining on a regular basis the current value of our net assets for purposes of enabling fiduciaries of employee benefit plans stockholders to comply with applicable Department of Labor reporting requirements, aggregate asset value is the greater of (i) the amount determined pursuant to the foregoing or (ii) our assets’ aggregate valuation most recently established by our board without reduction for depreciation, bad debts or other similar non-cash reserves and without reduction for any debt secured by or relating to such assets.

(8)	The property management and leasing fees payable to Cole Realty Advisors are subject to the limitation that the aggregate of all property management and leasing fees paid to Cole Realty Advisors and its affiliates plus all payments to third parties for property management and leasing services may not exceed the amount that other non-affiliated property management and leasing companies generally charge for similar services in the same geographic location. Additionally, all property management and leasing fees, including both those paid to Cole Realty Advisors and third parties, are subject to the limit on total operating expenses as described in footnote (4). Cole Realty Advisors may subcontract its duties for a fee that may be less than the fee provided for in our property management agreement with Cole Realty Advisors.

(9)	We may reimburse our advisor in excess of that limit in the event that a majority of our independent directors determine, based on unusual and non-recurring factors, that a higher level of expense is justified. In such an event, we will send notice to each of our stockholders within 60 days after the end of the fiscal quarter for which such determination was made, along with an explanation of the factors our independent directors considered in making such determination. We will not reimburse our advisor for personnel costs in connection with services for which the advisor receives acquisition fees or real estate commissions.

We lease our office space from an affiliate of our advisor and share the space with other Cole-related entities. The amount we will pay under the lease will be determined on a monthly basis based upon on the allocation of the overall lease cost to the approximate percentage of time, size of the area that we utilize and other resources allocated to us.

(10)	Although we are most likely to pay real estate commissions to Cole Advisors II or an affiliate in the event of our liquidation, these fees may also be earned during our operational stage.

(11)	Upon termination of the advisory agreement, Cole Advisors II may be entitled to a similar performance fee if Cole Advisors II would have been entitled to a subordinated participation in net sale proceeds had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. Under our charter, we could not increase these success-based fees without the approval of a majority of our independent directors, and any increase in the subordinated participation in net sale proceeds would have to be reasonable. Our charter provides that such incentive fee is “presumptively reasonable” if it does not exceed 10% of the balance of such net proceeds remaining after investors have received a return of their net capital contributions and an 8% per year cumulative, non-compounded return.

Cole Advisors II cannot earn both the subordinated participation in net sale proceeds and the subordinated incentive listing fee. The subordinated participation in net sale proceeds or the subordinated listing fee, as the case may be, will be paid in the form of an interest bearing promissory note that will be repaid from the net sale proceeds of each sale after the date of the termination or listing. At the time of such sale, we may, however, at our discretion, pay all or a portion of such promissory note with shares of our common stock. If shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, will be subject to restrictions on transferability. Any portion of the subordinated participation in net sale proceeds that Cole Advisors II receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing fee. In no event will the amount paid to Cole Advisors II under the promissory note, if any, including interest thereon, exceed the amount considered presumptively reasonable by the NASAA REIT Guidelines.

(12)	If at any time the shares become listed on a national securities exchange, we will negotiate in good faith with Cole Advisors II a fee structure appropriate for an entity with a perpetual life. Our independent directors must approve the new fee structure negotiated with Cole Advisors II. The market value of our outstanding stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation. We have the option to pay the subordinated incentive listing fee in the form of stock, cash, a promissory note or any combination thereof. In the event the subordinated incentive listing fee is earned by Cole Advisors II as a result of the listing of the shares, any previous payments of the subordinated participation in net sale proceeds will offset the amounts due pursuant to the subordinated incentive listing fee, and we will not be required to pay Cole Advisors II any further subordinated participation in net sale proceeds.

Summary of Amended and Restated Distribution Reinvestment Plan
     The first paragraph of the “Summary of Amended and Restated Distribution Reinvestment Plan” section on page 177 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
     We have adopted an amended and restated distribution reinvestment plan. The amended and restated reinvestment plan allows you to have distributions otherwise payable to you in cash reinvested in additional shares of our common stock. We are offering up to 6,000,000 shares for sale pursuant to our distribution reinvestment plan at a purchase price equal to the higher of $9.50 per share or 95% of the estimated value of a share of our common stock. Following is a summary of our distribution reinvestment plan. A complete copy of our amended and restated distribution reinvestment plan is included in this prospectus as Appendix D.
Plan of Distribution
     The “Plan of Distribution — The Offering” section on page 184 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
     We are offering a maximum of 149,050,000 shares of our common stock to the public through Cole Capital Corporation, our dealer manager, a registered broker-dealer affiliated with our advisor. Of this amount, we are offering 143,050,000 shares in our primary offering at a price of $10.00 per share, except as provided below. The shares are being offered on a “best efforts” basis, which means generally that the dealer manager is required to use only its best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares. We also are offering up to 6,000,000 shares for sale pursuant to our distribution reinvestment plan. The purchase price for shares sold under our distribution reinvestment plan will be equal to the higher of 95% of the estimated value of a share of common stock, as estimated by our board of directors, and $9.50 per share. The reduced purchase price for shares purchased pursuant to our distribution reinvestment plan reflects that there will be no fees, commissions or expenses paid with respect to these shares. We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and the distribution reinvestment plan. The offering of shares of our common stock will terminate on or before May 11, 2009, which is two years after the effective date of this offering, unless the offering is extended. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. This offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.
     The seventh paragraph of the “Plan of Distribution — Compensation We Will Pay for the Sale of Our Shares” section beginning on page 184 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:
     In addition to the compensation described above, our sponsor may pay certain costs associated with the sale and distribution of our shares. Such payments will be deemed to be “underwriting compensation” by FINRA. In accordance with the rules of FINRA, the table below sets forth the nature and estimated amount of all items that will be viewed as “underwriting compensation” by FINRA that are anticipated to be paid by us and our sponsor in connection with the offering. The amounts shown assume we sell all of the shares offered hereby and that all shares are sold in our primary offering through participating broker-dealers, which is the distribution channel with the highest possible selling commissions and dealer manager fees.

Total Maximum
Selling commissions	$100,135,000
Dealer manager fee reallowance to participating broker-dealers	10,013,500
Dealer manager wholesaling compensation	22,687,500
Expense reimbursements for wholesaling travel and expenses	4,412,000
Broker-dealer conference fees and training and education meetings	2,800,000
Due diligence allowance	160,000
Legal fees of the dealer manager	120,000

Total(1)	$140,328,000

(1)	Of this amount, $100,135,000 and $28,610,000 will be paid by us from the proceeds of this offering in the form of selling commissions and dealer manager fees, respectively. Subject to the cap on underwriting compensation described below, and in accordance with our limits on reimbursement and payment of organization and offering expenses as disclosed elsewhere in this prospectus, we will reimburse our sponsor or its affiliates for certain expenses that constitute underwriting compensation. In some cases, these payments will serve to reimburse our sponsor or its affiliates for amounts it has paid to participating broker-dealers. Any remaining amounts will be paid by our sponsor without reimbursement from us.

     The total amount of underwriting compensation, including selling commissions, dealer manager fees and other expenses paid or reimbursed by us, our sponsor or any other source in connection with the offering, will not exceed 10% of the gross proceeds of this offering, plus up to an additional 0.5% of gross proceeds ($500,000 if the maximum offering amount is sold) for reimbursement of bona fide due diligence expenses.
Real Property Investments
     The following information supplements, and should be read in conjunction with, the table in the section captioned “Prospectus Summary — Description of Real Estate Investments” beginning on page 7 of the prospectus:
Description of Real Estate Investments
     As of October 27, 2008, we owned 471 properties, comprising approximately 17.8 million gross rentable square feet of commercial space located in 45 states and the U.S. Virgin Islands. Properties acquired between April 30, 2008, the date of our prospectus, and October 27, 2008 are listed below.

			Rentable
Property Description	Type	Tenant	Square Feet		Purchase Price
Walgreens — Elmira, NY	Drugstore	Walgreen Eastern Co., Inc.	14,820		$6,076,000
CVS — Onley, VA	Drugstore	CVS of Virginia, Inc.	13,225		5,486,000
Tractor Supply — Carroll, OH	Specialty Retail	Tractor Supply Company	40,700		2,000,000
Walgreens — Hibbing, MN	Drugstore	Walgreen Co.	14,820		4,200,000
Allstate Customer Contact Center — Yuma, AZ	Call Center	Allstate Insurance Company	28,800		7,686,409
Walgreens — Essex, MD	Drugstore	Walgreen Co.	14,820		6,488,000
Convergy’s — Las Cruces, NM	Call Center	Convergy’s Customer Management Group Inc.	45,761		8,111,260
Walgreens — Bath, NY	Drugstore	Walgreen Eastern Co., Inc.	12,222		4,236,005
Walgreens — Chino Valley, AZ	Drugstore	Walgreen Arizona Drug Co.	14,820		5,435,000
III Forks — Dallas, TX	Restaurant	III Forks Dallas, L.P.	21,145		11,000,000
Walgreens — Albany, GA	Drugstore	Walgreen Co.	14,820		4,600,000
Kohl’s — Grand Forks, ND	Specialty Retail	Kohl’s Illinois, Inc.	68,725		8,525,000
Coral Walk — Cape Coral, FL	Shopping Center	Various	94,817		27,000,000
LA Fitness — Brooklyn Park, MN	Fitness and Health	L.A. Fitness International, LLC	45,000		10,450,000
Market Pointe — Papillion, NE	Shopping Center	Various	254,125		25,500,000
PetSmart Distribution Center — McCarran, NV	Distribution Center	Petsmart, Inc.	872,710		51,525,000
Cumming Town Center — Cumming, GA	Shopping Center	Various	310,192		58,381,303
Walgreens — Rome, NY	Drugstore	Walgreen Co.	13,770		4,477,727
LA Fitness — Matteson, IL	Fitness and Health	L.A. Fitness International, LLC	45,000		10,089,000
Walgreens — Columbus, MS	Drugstore	Walgreen Co.	14,450		4,420,000
Weston Shops — Weston, FL	Shopping Center	Various	30,420		16,400,000
Jo-Ann Fabrics — Alpharetta, GA	Specialty Retail	FCA of Ohio, Inc.	38,418		6,441,000
LA Fitness — Greenwood, IN	Fitness and Health	LA Fitness International, LLC	45,000		10,605,000
PetSmart — Chattanooga, TN	Specialty Retail	Petsmart, Inc.	26,040		4,815,000
PetSmart — Daytona Beach, FL	Specialty Retail	Petsmart, Inc.	26,194		5,333,000
PetSmart — Fredericksburg, VA	Specialty Retail	Petsmart, Inc.	26,051		5,199,000
Ferguson Portfolio — Various (1)	Specialty Retail	Ferguson Enterprises, Inc.	1,111,843		86,793,249
Home Depot — Lakewood, CO	Home Improvement	Home Depot U.S.A, Inc.	102,000	(6)	11,300,000
Walgreens — Mobile, AL	Drugstore	Walgreen Co.	13,650		5,415,000
Aaron Rents Portfolio — Various (2)	Specialty Retail	Aaron Rents, Inc.	259,185		32,675,202
Lowe’s — Chester, NY	Home Improvement	Lowe’s Home Centers, Inc.	131,798	(6)	7,037,037
HH Gregg — Grove City, OH	Specialty Retail	Gregg Appliances, Inc.	30,167		5,902,000
BJ’s Wholesale Club — Ft. Lauderdale, FL	Warehouse Club	BJ’s Wholesale Club, Inc.	119,598		28,272,857
HH Gregg — Mt. Juliet, TN	Specialty Retail	Gregg Appliances, Inc.	30,000		6,346,000
Winter Garden Village — Winter Garden, FL	Shopping Center	Various	758,988	(5)	180,351,286

			Rentable
Property Description	Type	Tenant	Square Feet	Purchase Price
Payless ShoeSource — Columbia, SC (3)	Specialty Retail	Payless ShoeSource Inc.	5,534	$1,400,000
Walgreens — Jacksonville, FL (3)	Drugstore	Walgreen Co.	15,120	5,050,000
CVS — Hamilton, OH (3)	Drugstore	CVS Corporation	11,180	3,600,000
Walgreens — Akron, OH (3)	Drugstore	Walgreen Co.	13,500	2,820,000
Walgreens — Seattle, WA (3)	Drugstore	Walgreen Co.	14,410	6,770,000
Walgreens — LaMarque, TX (3)	Drugstore	Walgreen Co.	15,120	4,510,000
CVS — Mechanicville, NY (3)	Drugstore	CVS Albany, L.L.C.	10,125	2,600,000
Office Depot — Laurel, MS (3)	Office Supply	Office Depot, Inc.	20,515	2,650,000
Home Depot — Colma, CA (3)(4)	Home Improvement	Home Depot U.S.A., Inc.	99,970	39,310,000
Walgreens — Saginaw, MI (3)	Drugstore	Walgreen Co.	15,120	4,200,000
Walgreens — Tulsa, OK (3)	Drugstore	Walgreen Co.	13,000	2,190,000
Walgreens — Broken Arrow, OK (3)	Drugstore	Walgreen Co.	13,000	2,100,000
Office Depot — London, KY (3)	Office Supply	Office Depot, Inc.	20,468	3,500,000
Best Buy — Las Cruces, NM (4)	Electronics Retail	Best Buy Stores, L.P.	30,000	6,100,000
Staples — Angola, IN (4)	Office Supply	Staples, Inc.	24,049	3,200,000
TJ Maxx — Staunton, VA (4)	Specialty Retail	The TJX Companies, Inc.	78,823	4,300,000
AT&T Wireless — Santa Clara, CA (4)	Communications	AT&T Wireless Services, Inc.	33,257	10,200,000
Walgreens — Tulsa, OK (4)	Drugstore	Walgreen Co.	13,500	2,950,000
Walgreens — Crossville, TN (4)	Drugstore	Walgreen Co.	15,070	4,450,000
CVS — Columbia, TN (Nashville) (4)	Drugstore	Revco Discount Drug Centers, Inc.	10,715	2,400,000
CVS — Columbia, TN (James Campbell) (4)	Drugstore	Revco Discount Drug Centers, Inc.	10,759	2,600,000
Walgreens — Newton, IA (4)	Drugstore	Walgreen Co.	15,047	4,330,000
FedEx — Huntsville, AL	Distribution	FedEx Freight East, Inc.	56,360	10,947,787
FedEx — Baton Rouge, LA	Distribution	FedEx Freight East, Inc.	29,400	8,998,880
CVS — Atlanta, GA	Drugstore	Big B Drugs, Inc.	12,013	3,841,000
Tractor Supply — Baldwinsville, NY	Specialty Retail	Tractor Supply Company	24,727	3,402,120

			5,324,876	$826,992,122

(1)	The Ferguson Portfolio consists of seven single-tenant retail properties and one single-tenant commercial property located in various states, which were purchased under a sale-lease back agreement and the properties are subject to eight separate lease agreements.

(2)	The Aaron Rents Portfolio consists of 25 single-tenant retail properties located in various states, which were purchased under a sale-lease back agreement and the properties are subject to a master lease agreement.

(3)	Property was acquired from Cole Credit Property Fund LP, an affiliate of our advisor. The Company’s board of directors, including all of the independent directors, not otherwise interested in the transaction, approved the transaction as being fair and reasonable to the Company, at a price in excess of the cost to Cole Credit Property Fund LP. Substantial justification exists for such excess as such excess is reasonable and the costs of the interest did not exceed its current fair market value as determined by an independent appraiser approved by the Company’s independent directors.

(4)	Property was acquired from Cole Credit Property Fund II LP, an affiliate of our advisor. The Company’s board of directors, including all of the independent directors, not otherwise interested in the transaction, approved the transaction as being fair and reasonable to the Company, at a price in excess of the cost to Cole Credit Property Fund II LP. Substantial justification exists for such excess as such excess is reasonable and the costs of the interest did not exceed its current fair market value as determined by an independent appraiser approved by the Company’s independent directors.

(5)	Rentable square feet includes approximately 145,000 square feet accounted for under 13 ground leases.

(6)	Square feet accounted for under a ground lease.

     The following information supplements the section of our prospectus captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus:
Real Property Investments
     We engage in the acquisition and ownership of commercial properties throughout the United States. We invest primarily in income-generating retail, office and distribution properties, net leased to investment grade and other creditworthy tenants.
     As of October 27, 2008, we, through separate wholly-owned limited liability companies, have acquired a 100% fee simple interest in 471 properties consisting of approximately 17.8 million gross rentable square feet of commercial space located in 45 states and the U.S. Virgin Islands. The properties were generally acquired through the use of mortgage notes payable and proceeds from our ongoing public offering of our common stock.
     The following table summarizes properties acquired between April 30, 2008, the date of our prospectus, and October 27, 2008 in order of acquisition date:

		Year		Fees Paid to	Initial	Physical
Property	Date Acquired	Built	Purchase Price	Sponsor (1)	Yield (2)	Occupancy
Walgreens — Elmira, NY	May 1, 2008	2007	$6,076,000	$121,520	6.50%	100%
CVS — Onley, VA	May 8, 2008	2007	5,486,000	109,720	6.75%	100%
Tractor Supply — Carroll, OH	May 8, 2008	1976	2,000,000	40,000	8.24%	100%
Walgreens — Hibbing, MN	May 14, 2008	2007	4,200,000	84,000	6.60%	100%
Allstate Customer Contact Center — Yuma, AZ	May 22, 2008	2008	7,686,409	153,728	7.49%	100%
Walgreens — Essex, MD	May 30, 2008	2007	6,488,000	129,760	6.55%	100%
Convergy’s — Las Cruces, NM	June 2, 2008	1983	8,111,260	162,225	8.95%	100%
Walgreens — Bath, NY	June 2, 2008	2008	4,236,005	84,721	6.61%	100%
Walgreens — Chino Valley, AZ	June 2, 2008	2006	5,435,000	108,700	6.53%	100%
III Forks — Dallas, TX	June 5, 2008	1998	11,000,000	220,000	8.50%	100%
Walgreens — Albany, GA	June 11, 2008	2008	4,600,000	92,000	6.65%	100%
Kohl’s — Grand Forks, ND	June 11, 2008	2006	8,525,000	170,500	6.71%	100%
Coral Walk — Cape Coral, FL	June 12, 2008	2007	27,000,000	540,000	7.20%	100%
LA Fitness — Brooklyn Park, MN	June 17, 2008	2008	10,450,000	209,000	7.75%	100%
Market Pointe — Papillion, NE	June 20, 2008	2006	25,500,000	510,000	6.66%	98%
PetSmart Distribution Center — McCarran, NV	July 2, 2008	2008	51,525,000	1,030,500	6.72%	100%
Cumming Town Center — Cumming, GA	July 11, 2008	2007	58,381,303	1,167,626	7.21%	95%
Walgreens — Rome, NY	July 15, 2008	2007	4,477,727	89,555	6.70%	100%
LA Fitness — Matteson, IL	July 16, 2008	2007	10,089,000	201,780	7.85%	100%
Walgreens — Columbus, MS	July 24, 2008	2004	4,420,000	88,400	6.78%	100%
Weston Shops — Weston, FL	July 30, 2008	2007	16,400,000	328,000	7.28%	100%
Jo-Ann Fabrics — Alpharetta, GA	August 5, 2008	2000	6,441,000	128,820	7.96%	100%
LA Fitness — Greenwood, IN	August 5, 2008	2008	10,605,000	212,100	7.85%	100%
PetSmart — Chattanooga, TN	August 5, 2008	1996	4,815,000	96,300	7.16%	100%
PetSmart — Daytona Beach, FL	August 5, 2008	1996	5,333,000	106,660	6.74%	100%
PetSmart — Fredericksburg, VA	August 5, 2008	1997	5,199,000	103,980	7.29%	100%
Ferguson Portfolio — Various	August 21, 2008	Various	86,793,249	1,735,865	7.43%	100%
Home Depot — Lakewood, CO	August 27, 2008	2006	11,300,000	226,000	6.86%	100%
Walgreens — Mobile, AL	August 28, 2008	2007	5,415,000	108,300	6.60%	100%
Aaron’s Rents Portfolio — Various	September 15, 2008	Various	32,675,202	653,504	7.50%	100%
Lowe’s — Chester, NY	September 19, 2008	2008	7,037,037	140,741	6.75%	100%
HH Gregg — Grove City, OH	September 17, 2008	2008	5,902,000	118,040	7.82%	100%

		Year		Fees Paid to	Initial	Physical
Property	Date Acquired	Built	Purchase Price	Sponsor (1)	Yield (2)	Occupancy
BJ’s Wholesale Club — Ft. Lauderdale, FL	September 23, 2008	2007	$ 28,272,857	$565,457	7.00%	100%
HH Gregg — Mt. Juliet, TN	September 23, 2008	2008	6,346,000	126,920	7.80%	100%
Winter Garden Village — Winter Garden, FL	September 26, 2008	2007	180,351,286	4,664,026	7.39%	99.1%
Payless Shoe Source — Columbia, SC	September 30, 2008	1998	1,400,000	28,000	9.88%	100%
Walgreens — Jacksonville, FL	September 30, 2008	2000	5,050,000	101,000	7.05%	100%
CVS — Hamilton, OH	September 30, 2008	1999	3,600,000	72,000	7.28%	100%
Walgreens — Akron, OH	September 30, 2008	1994	2,820,000	56,400	7.99%	100%
Walgreens — Seattle, WA	September 30, 2008	2002	6,770,000	135,400	6.75%	100%
Walgreens — LaMarque, TX	September 30, 2008	2000	4,510,000	90,200	7.07%	100%
CVS — Mechanicville, NY	September 30, 2008	1998	2,600,000	52,000	7.27%	100%
Office Depot — Laurel, MS	September 30, 2008	2002	2,650,000	53,000	7.55%	100%
Home Depot — Colma, CA	September 30, 2008	1995	39,310,000	786,200	6.39%	100%
Walgreens — Saginaw, MI	September 30, 2008	2001	4,200,000	84,000	7.57%	100%
Walgreens — Tulsa, OK	September 30, 2008	1993	2,190,000	43,800	8.01%	100%
Walgreens — Broken Arrow, OK	September 30, 2008	1993	2,100,000	42,000	7.74%	100%
Office Depot — London, KY	September 30, 2008	2001	3,500,000	70,000	7.57%	100%
Best Buy — Las Cruces, NM	September 30, 2008	2002	6,100,000	160,090	7.94%	100%
Staples — Angola, IN	September 30, 2008	1999	3,200,000	83,990	7.74%	100%
TJ Maxx — Staunton, VA	September 30, 2008	1988	4,300,000	117,160	9.62%	100%
AT&T Wireless — Santa Clara, CA	September 30, 2008	2002	10,200,000	264,320	6.56%	100%
Walgreens — Tulsa, OK	September 30, 2008	1994	2,950,000	78,260	7.73%	100%
Walgreens — Crossville, TN	September 30, 2008	2001	4,450,000	116,530	7.28%	100%
CVS — Columbia, TN (Nashville)	September 30, 2008	1998	2,400,000	65,150	8.15%	100%
CVS — Columbia, TN (James Campbell)	September 30, 2008	1998	2,600,000	69,350	7.01%	100%
Walgreens — Newton, IA	September 30, 2008	2000	4,330,000	86,600	7.51%	100%
FedEx — Huntsville, AL	September 30, 2008	2008	10,947,787	218,955	7.50%	100%
FedEx — Baton Rouge, LA	October 3, 2008	2008	8,998,880	179,978	7.52%	100%
CVS — Atlanta, GA	October 7, 2008	2006	3,841,000	76,820	7.25%	100%
Tractor Supply — Baldwinsville, NY	October 15, 2008	2005	3,402,120	68,042	7.45%	100%

			$ 826,992,122	$17,827,693

(1)	Fees paid to sponsor include payments made to an affiliate of our advisor for acquisition fees in connection with the property acquisition and payments to our advisor for finance coordination fees for services in connection with the origination or assumption of debt financing obtained to acquire the respective property, where applicable. For more detailed information on fees paid to affiliates of our sponsor, see the section captioned “Management Compensation” beginning on page 62 of the prospectus.

(2)	Initial yield is calculated as the annual rental income for the in place leases at the respective property divided by the property purchase price, exclusive of closing costs and fees paid to sponsor.

     The following table sets forth the principal provisions of the lease term for the major tenants at the properties listed above:

				% of
			Total	Total				Base
	Number		Square	Square		Current		Rent per
	of		Feet	Feet	Renewal	Annual Base		Square	Lease Term ***
Property	Tenants	Major Tenants*	Leased	Leased	Options**	Rent		Foot	Beginning	To
Walgreens — Elmira, NY	1	Walgreen Eastern Co., Inc.	14,820	100%	10/5 yr.	$395,000		$26.65	5/1/2008	1/31/2033	(2)
CVS — Onley, VA	1	CVS of Virginia, Inc.	13,225	100%	4/5 yr.	370,300		28.00	5/8/2008	1/31/2033
Tractor Supply — Carroll, OH	1	Tractor Supply Company	40,700	100%	1/5 yr.	164,835		4.05	5/8/2008	12/31/2011
						175,010		4.30	1/1/2012	12/31/2016
Walgreens — Hibbing, MN	1	Walgreen Co.	14,820	100%	10/5 yr. 2/3 yr.	277,250		18.71	5/14/2008	4/30/2032	(2)
Allstate Customer Contact Center — Yuma, AZ	1	Allstate Insurance Company	28,800	100%	1/5 yr.	575,712	(1)	19.99	5/22/2008	4/30/2018
Walgreens — Essex, MD	1	Walgreen Co.	14,820	100%	10/5 yr.	425,000		28.68	5/30/2008	4/30/2032	(2)
Convergy’s — Las Cruces, NM	1	Convergy’s Customer Management Group Inc.	45,761	100%	2/5 yr.	726,227	(1)	15.87	6/2/2008	3/31/2018
Walgreens — Bath, NY	1	Walgreen Eastern Co., Inc.	12,222	100%	10/5 yr.	280,000		22.91	6/2/2008	4/30/2033	(2)
Walgreens — Chino Valley, AZ	1	Walgreen Arizona Drug Co.	14,820	100%	10/5 yr.	355,000		23.95	6/2/2008	7/31/2032	(2)
III Forks — Dallas, TX	1	III Forks Dallas, L.P.	21,145	100%	5/5 yr.	935,000	(3)	44.22	6/5/2008	6/30/2025
Walgreens — Albany, GA	1	Walgreen Co.	14,820	100%	10/5 yr.	306,000		20.65	6/11/2008	2/28/2033	(2)
Kohl’s — Grand Forks, ND	1	Kohl’s Illinois, Inc.	68,725	100%	8/5 yr.	572,450		8.33	6/11/2008	9/30/2016
						601,073		8.75	10/1/2016	9/30/2026
Coral Walk — Cape Coral, FL	16	TSA Stores, Inc.	40,228	42%	4/5 yr.	623,534		15.50	6/12/2008	1/31/2013
						663,762		16.50	2/1/2013	1/31/2018
		Staples the Office Superstore East, Inc.	20,388	22%	4/5 yr.	305,820		15.00	6/12/2008	12/31/2017
LA Fitness — Brooklyn Park, MN	1	L.A. Fitness International, LLC	45,000	100%	3/5 yr.	810,000	(4)	18.00	6/17/2008	6/30/2023
Market Pointe — Papillion, NE	11	Lowe’s Home Centers, Inc.	138,134	54%	5/5 yr.	600,000		4.34	6/20/2008	10/9/2016
						660,000		4.78	10/10/2016	10/9/2026
		Kohl’s Department Stores, Inc.	88,248	35%	5/5 yr.	595,674		6.75	6/20/2008	1/31/2027
PetSmart Distribution Center — McCarran, NV	1	PetSmart Inc.	872,710	100%	3/5 yr.	3,462,157	(5)	3.97	7/2/2008	3/31/2023
Cumming Town Center — Cumming, GA	26	Kingswere Furniture LLC	53,667	17%	4/5 yr.	751,338		14.00	7/11/2008	3/14/2018
		The TJX Companies, Inc.	52,000	17%	4/5 yr.	465,400		8.95	7/11/2008	10/31/2012
						491,400		9.45	11/1/2012	10/31/2017
		Dick’s Sporting Goods, Inc.	45,000	15%	4/5 yr.	585,000		13.00	7/11/2008	1/31/2013
						607,500		13.50	2/1/2013	1/31/2018
		Best Buy Stores, L.P.	30,000	10%	4/5 yr.	435,000		14.50	7/11/2008	1/31/2018

					% of
			Total		Total				Base
	Number		Square		Square		Current		Rent per
	of		Feet		Feet	Renewal	Annual Base		Square	Lease Term***
Property	Tenants	Major Tenants*	Leased		Leased	Options**	Rent		Foot	Beginning	To
Walgreens — Rome, NY	1	Walgreen Co.	13,770		100%	10/5 yr.	$300,000		$21.79	7/15/2008	1/31/2033	(2)
LA Fitness — Matteson, IL	1	L.A. Fitness International, LLC	45,000		100%	3/5 yr.	792,000		17.60	7/16/2008	5/31/2023
Walgreens — Columbus, MS	1	Walgreen Co.	14,450		100%	10/5 yr.	299,850		20.75	7/24/2008	7/31/2029	(2)
Weston Shops — Weston, FL	8	Walgreen Co.	14,820		49%	10/5 yr.	533,000		35.96	7/30/2008	6/30/2031
		Mayor’s Jewelers of Florida, Inc.	4,000		13%	2/5 yr.	232,000		58.00	7/30/2008	7/31/2012
							256,000		64.00	8/1/2012	7/31/2017
		Mattress Giant Corporation	3,600		12%	2/5 yr.	126,000		35.00	7/30/2008	4/30/2013
							141,120		39.20	5/1/2013	4/30/2015
Jo-Ann Fabrics — Alpharetta, GA	1	FCA of Ohio, Inc.	38,418		100%	3/5 yr.	512,880		13.35	8/5/2008	1/31/2011
							532,089		13.85	2/1/2011	1/31/2016
LA Fitness — Greenwood, IN	1	LA Fitness International, LLC	45,000		100%	3/5 yr.	832,500	(4)	18.50	8/5/2008	5/31/2023
PetSmart — Chattanooga, TN	1	Petsmart, Inc.	26,040		100%	3/5 yr.	344,665	(6)	13.24	8/5/2008	12/31/2021
PetSmart — Daytona Beach, FL	1	Petsmart, Inc.	26,194		100%	3/5 yr.	359,664	(6)	13.73	8/5/2008	12/31/2021
PetSmart — Fredericksburg, VA	1	Petsmart, Inc.	26,051		100%	3/5 yr.	378,797	(6)	14.54	8/5/2008	12/31/2021
Ferguson Portfolio — Various	1	Ferguson Enterprises, Inc.	1,111,843		100%	4/5 yr.	6,446,258	(7)	5.80	8/21/2008	8/30/2023
Home Depot — Lakewood, CO	1	Home Depot U.S.A, Inc.	102,000		100%	11/5 yr.	775,000		7.60	8/27/2008	1/31/2032
Walgreens — Mobile, AL	1	Walgreens	13,650		100%	10/5 yr.	357,596		26.20	8/28/2008	10/31/2032	(2)
Aaron’s Rents Portfolio — Various	1	Aaron’s Rents, Inc.	259,382		100%	3/5yr	2,450,640	(8)	9.45	9/15/2008	9/30/2023
Lowe’s — Chester, NY	1	Lowe’s Home Centers, Inc.	131,798		100%	8/5 yr.	475,000		3.60	9/19/2008	8/31/2033
HH Gregg — Grove City, OH	1	Gregg Appliances, Inc.	30,167		100%	4/5 yr.	461,555		15.30	9/17/2008	2/28/2023
BJ’s Wholesale Club- Ft. Lauderdale, FL	1	BJ’s Wholesale Club, Inc.	119,598		100%	4/5 yr.	1,979,100	(9)	16.55	9/23/2008	11/17/2027
HH Gregg — Mt. Juliet, TN	1	Gregg Appliances, Inc.	30,000		100%	4/5 yr.	495,000		16.50	9/23/2008	8/31/2018
							525,000		17.50	9/1/2018	8/31/2023
Winter Garden Village — Winter Garden, FL	82	Beall’s Department Stores, Inc.	80,000	(13)	10.5%	5/5 yr.	320,000		4.00	9/26/2008	4/30/2023
Payless Shoe Source — Columbia, SC	1	Payless ShoeSource Inc.	5,534		100%	3/5 yr.	138,367		25.00	9/30/2008	11/30/2008
							152,204		27.50	12/1/2008	11/30/2013
Walgreens — Jacksonville, FL	1	Walgreen Co.	15,120		100%	4/10 yr.	356,000		23.54	9/30/2008	9/30/2020	(2)
CVS — Hamilton, OH	1	CVS Corporation	11,180		100%	6/5 yr.	262,145		23.45	9/30/2008	2/24/2019
Walgreens — Akron, OH	1	Walgreen Co.	13,500		100%	3/10 yr.	225,453		16.70	9/30/2008	7/31/2014	(2)
Walgreens — Seattle, WA	1	Walgreen Co.	14,410		100%	4/10 yr.	457,000		31.71	9/30/2008	11/30/2022	(2)
Walgreens — LaMarque, TX	1	Walgreen Co.	15,120		100%	4/10 yr.	319,000		21.10	9/30/2008	6/30/2020	(2)
CVS — Mechanicville, NY	1	CVS Albany, L.L.C.	10,125		100%	4/5 yr.	188,933	(10)	18.66	9/30/2008	1/31/2018

				% of
			Total	Total				Base
	Number		Square	Square		Current		Rent per
	of		Feet	Feet	Renewal	Annual Base		Square	Lease Term***
Property	Tenants	Major Tenants*	Leased	Leased	Options**	Rent		Foot	Beginning	To
Office Depot — Laurel, MS	1	Office Depot, Inc.	20,515	100%	4/5 yr.	$200,021		$9.75	9/30/2008	10/31/2017
Home Depot — Colma, CA	1	Home Depot U.S.A., Inc.	99,970	100%	4/5 yr.	2,512,750	(11)	25.14	9/30/2008	1/31/2016
Walgreens — Saginaw, MI	1	Walgreen Co.	15,120	100%	4/10 yr.	318,000		21.03	9/30/2008	4/30/2021	(2)
Walgreens — Tulsa, OK	1	Walgreen Co.	13,000	100%	3/10 yr.	175,500		13.50	9/30/2008	12/31/2013	(2)
Walgreens — Broken Arrow, OK	1	Walgreen Co.	13,000	100%	3/10 yr.	162,500		12.50	9/30/2008	10/31/2013	(2)
Office Depot — London, KY	1	Office Depot, Inc.	20,468	100%	4/5 yr.	265,061		12.95	9/30/2008	9/30/2016
Best Buy — Las Cruces, NM	1	Best Buy Stores, L.P.	30,000	100%	3/5 yr.	484,500		16.15	9/30/2008	1/31/2013
Staples — Angola, IN	1	Staples, Inc.	24,049	100%	4/5 yr.	247,705		10.30	9/30/2008	2/28/2015
TJ Maxx — Staunton, VA	1	The TJX Companies, Inc.	78,823	100%	4/5 yr.	413,821		5.25	9/30/2008	10/31/2012
AT&T Wireless — Santa Clara, CA	1	AT&T Wireless Services, Inc.	33,257	100%	3/5 yr.	668,928		20.11	9/30/2008	6/8/2013
						691,152		20.78	6/9/2013	6/8/2018
Walgreens — Tulsa, OK	1	Walgreen Co.	13,500	100%	3/10 yr.	228,150		16.90	9/30/2008	8/31/2014	(2)
Walgreens — Crossville, TN	1	Walgreen Co.	15,070	100%	4/10 yr.	324,000		21.50	9/30/2008	3/31/2021	(2)
CVS — Columbia, TN	1	Revco Discount Drug Centers, Inc.	10,715	100%	4/5 yr.	195,677		18.26	9/30/2008	11/30/2017
CVS — Columbia, TN	1	Revco Discount Drug Centers, Inc.	10,759	100%	4/5 yr.	182,274		16.94	9/30/2008	11/30/2017
Walgreens — Newton, IA	1	Walgreen Co.	15,047	100%	4/10 yr.	325,000		21.60	9/30/2008	2/28/2021	(2)
FedEx — Huntsville, AL	1	FedEx Freight East, Inc.	56,360	100%	2/5 yr.	821,084		14.57	9/30/2008	7/10/2018
						903,192		16.03	7/11/2018	7/31/2023
FedEx — Baton Rouge, LA	1	FedEx Freight East, Inc.	29,400	100%	2/5 yr.	676,848		23.02	10/3/2008	7/22/2018
						744,468		25.32	7/23/2018	7/31/2023
CVS — Atlanta, GA	1	Big B Drugs, Inc.	12,013	100%	6/5 yr	278,479		23.18	10/7/2008	1/31/2033
Tractor Supply — Baldwinsville, NY	1	Tractor Supply Company	24,727	100%	3/5 yr.	253,452	(12)	10.25	10/15/2008	9/30/2020

*	Major tenants include those tenants that occupy greater than 10.0% of the rentable square feet of their respective property.

**	Represents option renewal period / term of each option.

***	Represents lease term beginning with purchase date.

(1)	The initial annual base rent under the lease increases each year by 2.0% of the then current annual base rent. For the purposes of this presentation, the individual rental escalations are not displayed in the table.

(2)	Walgreens has the right, at its election, to terminate the lease effective as of the last day of the initial lease term, or effective as of the last day of any month thereafter.

(3)	The initial annual base rent under the lease increases each year by 1.5% of the then current annual base rent. For the purposes of this presentation, the individual rental escalations are not displayed in the table.

(4)	The initial annual base rent under the lease, as displayed in the table above, increases every five years by the lessor of the cumulative percentage increase in the Consumer Price Index over the preceding five year period or 10.0% of the then current annual base rent. For the purposes of this presentation, the individual rental escalations are not displayed in the table.

(5)	The initial annual base rent under the lease increases every five years by 10.0% of the then current annual base rent. For the purposes of this presentation, the individual rental escalations are not displayed in the table.

(6)	The initial annual base rent under the lease increases every five years by 3.0% of the then current annual base rent. For the purposes of this presentation, the individual rental escalations are not displayed in the table.

(7)	The lease consists of seven single tenant retail properties and one single tenant commercial property, which are subject to a master lease. The initial annual base rent under the lease increases every five years by 7.5% of the then current annual base rent. For purposes of this presentation, the individual rental escalations are not displayed in the table.

(8)	The lease consists of 25 single tenant retail properties, which are subject to a master lease. The initial annual base rent under the lease increases every five years by 2.5% of the then current annual base rent. For purposes of this presentation, the individual rental escalations are not displayed in the table.

(9)	The initial annual base rent under the lease increases November 17, 2017 and November 17, 2022 by the lesser of three times the Consumer Price Index or 5%.

(10)	The initial annual base rent under the lease increases each year by 8.0% of the then current annual base rent. For the purposes of this presentation, the individual rental escalations are not displayed in the table.

(11)	The initial annual base rent under the lease increases every five years by the percentage of the increase, if any, in the United States Bureau of Labor statistics Consumer Price Index for All Items All Urban Consumers for San Francisco-Alameda, California.

(12)	The initial annual base rent under the lease increases every five years by 10.0% of the then current annual base rent. For the purposes of this presentation, the individual rental escalations are not displayed in the table.

(13)	Total square feet leased is accounted for as a ground lease.
     Cole Realty Advisors has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of the properties listed above and currently receives a property management fee of 2.0% of the monthly gross revenues from our properties. In accordance with the property management agreement, we may pay Cole Realty Advisors (i) up to 2.0% of gross revenues from our single tenant properties and (ii) up to 4.0% of gross revenues from our multi tenant properties. We currently have no plan for any renovations, improvements or development of the properties listed above and we believe the properties are adequately insured.

     These acquisitions were funded by net proceeds from our follow-on offering, borrowings from our Credit Facility, available cash and the following mortgage notes. In connection with the property acquisitions noted above we incurred or assumed the following mortgage notes:

			Fixed
	Fixed Rate Loan		Interest	Maturity	Variable Rate		Variable	Maturity	Total Loan
Property	Amount		Rate	Date	Loan Amount		Interest Rate	Date	Outstanding
Walgreens — Elmira, NY	$—		N/A	N/A	$3,835,614	(1)	LIBOR + 2.0%	9/5/2010	$3,835,614
CVS — Onley, VA	3,328,988	(1)	5.87%	9/30/2010	—		NA	N/A	3,328,988
Tractor Supply — Carroll, OH	1,213,630	(1)	5.87%	9/30/2010	—		NA	N/A	1,213,630
Walgreens — Hibbing, MN	2,548,624	(1)	5.87%	9/30/2010	—		NA	N/A	2,548,624
Allstate Customer Contact Center — Yuma, AZ	—		N/A	N/A	4,687,201	(1)	LIBOR + 2.0%	9/5/2010	4,687,201
Walgreens — Essex, MD	3,937,017	(1)	5.87%	9/30/2010	—		NA	N/A	3,937,017
Convergy’s — Las Cruces, NM	4,569,318	(1)	5.87%	9/30/2010	—		NA	N/A	4,569,318
Walgreens — Bath, NY	2,590,065	(1)	5.87%	9/30/2010	—		NA	N/A	2,590,065
Walgreens — Chino Valley, AZ	3,298,040	(1)	5.87%	9/30/2010	—		NA	N/A	3,298,040
Three Forks — Dallas, TX	—		N/A	N/A	6,675,228	(1)	LIBOR + 2.5%	9/2/2011	6,675,228
Walgreens — Albany, GA	—		N/A	N/A	2,791,459	(1)	LIBOR + 2.5%	9/2/2011	2,791,459
Kohl’s — Grand Forks, ND	5,173,099	(1)	5.87%	9/30/2010	—		NA	N/A	5,173,099
LA Fitness — Brooklyn Park, MN	6,341,219	(1)	5.87%	9/30/2010	—		NA	N/A	6,341,219
Cumming Town Center — Cumming, GA	33,700,000	(1)	6.10%	10/1/2015	—		N/A	N/A	33,700,000
Walgreens — Rome, NY	—		N/A	N/A	2,758,358	(1)	LIBOR + 2.5%	9/2/2011	2,758,358
LA Fitness — Matteson, IL	—		N/A	N/A	6,122,398	(1)	LIBOR + 2.5%	9/2/2011	6,122,398
Walgreens — Columbus, MS	—		N/A	N/A	2,730,775	(1)	LIBOR + 2.5%	9/2/2011	2,730,775
Home Depot — Lakewood, CO	8,350,000		5.80%	8/10/2031	—		NA	N/A	8,350,000
Payless Shoe Source — Columbia, SC	860,000		4.29%	12/11/2008	—		N/A	N/A	860,000
Walgreens — Jacksonville, FL	2,510,750		4.29%	12/11/2008	—		N/A	N/A	2,510,750
CVS — Hamilton, OH	1,787,500		4.29%	12/11/2008	—		N/A	N/A	1,787,500
Walgreens — Akron, OH	—		N/A	N/A	1,900,000		LIBOR + 2.0%	6/6/2009	1,900,000
Walgreens — Seattle, WA	3,349,500		4.29%	12/11/2008	—		N/A	N/A	3,349,500
Walgreens — LaMarque, TX	2,277,000		4.29%	12/11/2008	—		N/A	N/A	2,277,000
CVS — Mechanicville, NY	1,290,000		4.29%	12/11/2008	—		N/A	N/A	1,290,000
Office Depot — Laurel, MS	1,270,000		4.29%	12/11/2008	—		N/A	N/A	1,270,000
Home Depot — Colma, CA	21,613,000		4.80%	4/11/2009	—		N/A	N/A	21,613,000
Walgreens — Saginaw, MI	2,282,500		4.29%	12/11/2008	—		N/A	N/A	2,282,500
Walgreens — Tulsa, OK	1,215,500		4.29%	12/11/2008	—		N/A	N/A	1,215,500
Walgreens — Broken Arrow, OK	1,127,500		4.29%	12/11/2008	—		N/A	N/A	1,127,500
Office Depot — London, KY	1,680,000		4.29%	12/11/2008	—		N/A	N/A	1,680,000
Best Buy — Las Cruces, NM	3,809,000		4.46%	5/11/2011	—		N/A	N/A	3,809,000
Staples — Angola, IN	1,999,000		4.46%	5/11/2011	—		N/A	N/A	1,999,000
TJ Maxx — Staunton, VA	3,116,000		4.46%	5/11/2011	—		N/A	N/A	3,116,000
AT&T Wireless — Santa Clara, CA	6,032,000		4.46%	5/11/2011	—		N/A	N/A	6,032,000
Walgreens — Tulsa, OK	1,926,000		4.46%	5/11/2011	—		N/A	N/A	1,926,000
Walgreens — Crossville, TN	2,753,000		4.46%	5/11/2011	—		N/A	N/A	2,753,000
CVS — Columbia, TN (Nashville)	1,715,000		6.44%	6/11/2011	—		N/A	N/A	1,715,000
CVS — Columbia, TN (James Campbell)	1,735,000		6.44%	6/11/2011	—		N/A	N/A	1,735,000
Walgreens — Newton, IA	2,393,000		5.06%	10/11/2009	—		N/A	N/A	2,393,000
Winter Garden — Winter Garden, FL	105,700,000		6.10%	10/1/2015	—		N/A	N/A	105,700,000
Tractor Supply — Baldwinsville, NY	2,200,000		6.00%	12/1/2025	—		N/A	N/A	2,200,000

	$249,691,250				$31,501,033				$281,192,283

(1)	Mortgage note incurred subsequent to purchase date.

     In addition, we incurred mortgage notes payable, secured by properties purchased prior to April 30, 2008, the date of our prospectus, totaling approximately $67.4 million, of which approximately $27.0 million is fixed rate debt (the “Fixed Rate Debt”) which bears interest at 6.80% per annum and matures August 2018, and of which approximately $40.4 million is variable rate debt (the “Variable Rate Debt”). Approximately $27.5 million of the Variable Rate Debt bears interest at the one-month LIBOR rate plus 200 basis points, not to exceed 7.0% pursuant to a rate cap agreement, and matures in September 2010. Approximately $12.9 million of the Variable Rate Debt bears interest at the one-month LIBOR rate plus 250 basis points and matures in September 2011. The Fixed Rate Debt is secured by the PB Albuquerque property, the PB Arlington Heights property, the PB Colorado Springs property, the PB Fort Meyers property, the PB Nashua property, the PB New Hartford property, the PB Redlands property, the PB San Antonio property, and the PB Tampa property. The Variable Rate Debt is secured by the BJ Haverhill property, the TS Clovis property, the WG Batesville property, the WG Oneida property, the WG Brentwood property, the WG Harriman property, the WG Olivette Property, the WG Columbia property, the WG Beverly Hills Property and the WG Waco Property.

     For federal income tax purposes, the depreciable basis in the properties noted above is approximately $661.6 million in total. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 years and the lesser of the useful life or lease term, respectively. The preliminary depreciable basis in the properties noted above is estimated as follows:

Property	Depreciable Tax Basis
Walgreens — Elmira, NY	$4,860,800
CVS — Onley, VA	4,388,800
Tractor Supply — Carroll, OH	1,600,000
Walgreens — Hibbing, MN	3,360,000
Allstate Customer Contact Center — Yuma, AZ	6,149,127
Walgreens — Essex, MD	5,190,400
Convergy’s — Las Cruces, NM	6,489,008
Walgreens — Bath, NY	3,388,804
Walgreens — Chino Valley, AZ	4,348,000
III Forks — Dallas, TX	8,800,000
Walgreens — Albany, GA	3,680,000
Kohl’s — Grand Forks, ND	6,820,000
Coral Walk — Cape Coral, FL	21,600,000
LA Fitness — Brooklyn Park, MN	8,360,000
Market Pointe — Papillion, NE	20,400,000
PetSmart Distribution Center — McCarran, NV	41,220,000
Cumming Town Center — Cumming, GA	46,705,042
Walgreens — Rome, NY	3,582,182
LA Fitness — Matteson, IL	8,071,200
Walgreens — Columbus, MS	3,536,000
Weston Shops — Weston, FL	13,120,000
Jo-Ann Fabrics — Alpharetta, GA	5,152,800
LA Fitness — Greenwood, IN	8,484,000
PetSmart — Chattanooga, TN	3,852,000
PetSmart — Daytona Beach, FL	4,266,400
PetSmart — Fredericksburg, VA	4,159,200
Ferguson Portfolio — Various	69,434,599
Home Depot — Lakewood, CO	9,040,000
Walgreens — Mobile, AL	4,332,000
Aaron’s Rents Portfolio — Various	26,140,161
Lowe’s — Chester, NY	5,629,630
HH Gregg — Grove City, OH	4,721,600
BJ’s Wholesale Club — Ft. Lauderdale, FL	22,618,285
HH Gregg — Mt. Juliet, TN	5,076,800
Winter Garden Village — Winter Garden, FL	144,281,029
Payless Shoe Source — Columbia, SC	1,120,000
Walgreens — Jacksonville, FL	4,040,000
CVS — Hamilton, OH	2,880,000
Walgreens — Akron, OH	2,256,000
Walgreens — Seattle, WA	5,416,000
Walgreens — LaMarque, TX	3,608,000
CVS — Mechanicville, NY	2,080,000

Property	Depreciable Tax Basis
Office Depot — Laurel, MS	$2,120,000
Home Depot — Colma, CA	31,448,000
Walgreens — Saginaw, MI	3,360,000
Walgreens — Tulsa, OK	1,752,000
Walgreens — Broken Arrow, OK	1,680,000
Office Depot — London, KY	2,800,000
Best Buy — Las Cruces, NM	4,880,000
Staples — Angola, IN	2,560,000
TJ Maxx — Staunton, VA	3,440,000
AT&T Wireless — Santa Clara, CA	8,160,000
Walgreens — Tulsa, OK	2,360,000
Walgreens — Crossville, TN	3,560,000
CVS — Columbia, TN	1,920,000
CVS — Columbia, TN	2,080,000
Walgreens — Newton, IA	3,464,000
FedEx — Huntsville, AL	8,758,230
FedEx — Baton Rouge, LA	7,199,104
CVS — Atlanta, GA	3,072,800
Tractor Supply — Baldwinsville, NY	2,721,696

$661,593,697

Tenant Lease Expirations
     The following table sets forth, as of October 27, 2008, lease expirations of our properties, including the properties described above, for each of the next ten years assuming no renewal options are exercised. For purposes of the table, the “total annual base rent” column represents annualized base rent, based on rent in effect on January 1 of the respective year, for each lease that expires during the respective year.

				% of Total
	Number of	Approx. Square	Total Annual	Annual Base
Year Ending December 31,	Leases Expiring	Feet Expiring	Base Rent	Rent
2008	3	15,431	$169,911	<1%
2009	15	94,263	1,149,627	1%
2010	21	119,467	1,702,743	1%
2011	16	60,216	1,013,272	1%
2012	41	292,666	2,683,436	1%
2013	61	547,307	5,093,760	3%
2014	16	302,736	3,461,001	2%
2015	19	1,216,192	8,748,656	5%
2016	36	1,784,836	14,989,415	9%
2017	56	1,742,755	15,432,561	9%
2018	73	1,319,782	11,920,949	7%

	357	7,495,651	$66,365,331	39%

Other Investments
     On September 17, 2008, we purchased commercial mortgage backed securities, class A-J certificates of the LB-UBS Commercial Mortgage Trust 2007 — C2 (the “UBS Certificates”) with a face amount of $35.2 million at a discounted price of approximately $26.3 million. The UBS Certificates are rated AAA by Standard & Poor’s Ratings Services and AAA by Fitch Ratings with a coupon rate of 5.562% per year and are secured by a diversified pool of commercial mortgage loans secured by commercial real estate. JP Morgan Chase Bank, N.A. provided 30-day repurchase financing at settlement in the amount of approximately $17.4 million, with an interest rate of 3.50%. We paid Cole Realty Advisors, an affiliate of our advisor, an acquisition fee of approximately $525,000, or 2% of the net settlement price.
     On October 20, 2008, we purchased commercial mortgage backed securities, class A3 certificates of the JPMCC 08-C2 (the “JPM Certificates”) with a face amount of $18.5 million at a discounted price of approximately $15.1 million. The Certificates are rated Aaa by Moody’s Ratings Services and AAA by Fitch Ratings with a coupon rate of 6.288% per year and are secured by a diversified pool of commercial mortgage loans secured by commercial real estate. JP Morgan Chase Bank, N.A. provided 60-day repurchase financing at settlement in the amount of approximately $10.6 million, with an interest rate of 5.16%. We paid Cole Realty Advisors, an affiliate of our advisor, an acquisition fee of approximately $302,000, or 2% of the net settlement price.

Potential Property Investments
     Our advisor has identified certain properties as potential suitable investments for us. The acquisition of each such property is subject to a number of conditions. A significant condition to acquiring any one of these potential acquisitions is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price. An additional condition to acquiring these properties may be our securing debt financing to pay the balance of the purchase price. Such financing may not be available on acceptable terms or at all.
     Our evaluation of a property as a potential acquisition, including the appropriate purchase price, will include our consideration of a property condition report; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.
     We will decide whether to acquire each property generally based upon:
•	satisfaction of the conditions to the acquisition contained in the respective contract;

•	no material adverse change occurring relating to the properties, the tenant or in the local economic conditions;

•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make this acquisition; and

•	our receipt of satisfactory due diligence information including the appraisal, environmental reports and tenant and lease information.
     Other properties may be identified in the future that we may acquire prior to or instead of these properties. Due to the considerable conditions to the consummation of the acquisition of these properties, we cannot make any assurances that the closing of these acquisitions are probable. The properties currently identified are as follows:

				Approximate
	Expected		Approximate	Compensation to
Property	Acquisition Date	Seller (1)	Purchase Price (2)	Sponsor (3)
LA Fitness — McDonough, GA	October 2008	Shoppes At Henry Crossing, LLC	$9,563,750	$191,275

BE Aerospace — Winston Salem, NC	October 2008	Bellevue Acquisitions, LLC	5,527,000	110,540

Walgreens — Evansville, IN	October 2008	Hogan Holdings 22, LLC	5,032,000	100,640
Church’s Chicken Portfolio - Various	October 2008	Fri Chkn Holding, LLC	132,000,000	3,345,160

			$152,122,750	$3,747,615

(1)	Seller is an unaffiliated third party.

(2)	Approximate purchase price does not include acquisition costs, which we expect to be approximately 3.0% of the contract purchase price, which include acquisition fees described in note 3 below.

(3)	Amounts include acquisition fees payable to an affiliate of our advisor for acquisition fees in connection with the property acquisition.

     Each potential property acquisition is subject to net lease(s), pursuant to which the tenant(s) are required to pay substantially all operating expenses and capital expenditures in addition to base rent.

				% of Total
			Total Square	Square Feet
Property	Major Tenants*	Guarantor	Feet Leased	Leased
LA Fitness — McDonough, GA	L.A. Fitness International, LLC	N/A	45,000	100%
BE Aerospace — Winston Salem, NC	BE Aerospace, Inc.	N/A	89,600	100%
Walgreens — Evansville, IN	Walgreen Co.	N/A	14,820	100%
Church’s Chicken Portfolio — Various	Cajun Operating Company	N/A	244,075	100%

*	Major tenants are those tenants that occupy greater than 10.0% of the rentable square of their respective property.
     The table below provides leasing information for the major tenants at each respective property:

				Current	Base Rent
	Number of		Renewal	Annual Base	per Square	Lease Term
Property	Tenants	Major Tenants*	Options**	Rent	foot	Beginning	To
LA Fitness — McDonough, GA	1	L.A. Fitness International, LLC	3/5 yr.	765,000 (1)	17.00	7/21/2008	7/31/2023
BE Aerospace — Winston Salem, NC	1	BE Aerospace, Inc.	2/5 yr.	425,600 (2)	4.75	8/22/2008	8/31/2018
Walgreens — Evansville, IN	1	Walgreen Co.	10/5 yr.	352,300	23.77	6/25/2007	6/30/2032
Church’s Chicken Portfolio — Various	1	Cajun Operating Company	2/ 10 yr.	11,596,080	47.51	4/12/2005	12/27/2024

*	Major tenants include those tenants that occupy greater than 10.0% of the rentable square feet of their respective property.

**	Represents option renewal period / term of each option.

(1)	The initial annual base rent under the lease, as displayed in the table above, increases every five years by the lessor of the cumulative percentage increase in the Consumer Price Index over the preceding five year period or 10.0% of the then current annual base rent. For the purposes of this presentation, the individual rental escalations are not displayed in the table.

(2)	On January 1, 2010 and on each January 1 thereafter during the lease term, base rent increases 2.75% of the then current annual base rent.
     We expect to purchase each property with proceeds from our ongoing public offering of common stock, potential borrowings from our line of credit and available cash.
     We believe that each of our properties is adequately covered by insurance and we intend to obtain adequate insurance coverage for all future properties that we acquire.

Selected Financial Data
     The following data supplements, and should be read in conjunction, with the section of our prospectus captioned “Selected Financial Data” beginning on page 127 of the prospectus.
     The selected financial data presented below has been derived from our consolidated financial statements for the three and six months ended June 30, 2008 and year ended December 31, 2007:

Balance Sheet Data:	June 30, 2008	December 31, 2007
Total real estate assets, net	$2,236,692,426	$1,794,352,512
Investment in mortgages receivable, net	$86,117,652	$87,099,624
Cash and cash equivalents	$43,801,769	$43,517,178
Restricted cash	$8,347,978	$14,032,616
Total assets	$2,408,702,420	$1,967,697,834
Mortgage notes payable	$1,038,583,645	$1,055,681,538
Escrowed investor proceeds	$2,796,522	$12,737,969
Stockholders’ equity	$1,192,256,063	$781,086,865

	Three Months Ended	Six Months Ended	Year Ended
Operating Data:	June 30, 2008	June 30, 2008	December 31, 2007
Total revenue	$44,108,126	$84,788,387	$89,842,150
General and administrative	$1,110,673	$2,079,890	$2,011,322
Property operating expenses	$3,439,305	$6,140,183	$6,466,677
Property and asset management fees	$2,046,127	$3,954,929	$4,184,271
Depreciation and amortization	$14,119,950	$27,487,653	$30,482,273
Impairment of real estate assets	$—	$3,550,000	$5,400,000
Operating income	$23,392,071	$41,575,732	$41,297,607
Interest expense	$16,608,453	$34,569,901	$39,075,748
Net income	$7,047,454	$7,634,107	$4,480,017
Funds from operations (1)	$21,167,404	$38,671,760	$40,362,290
Net operating income (1)	$37,561,822	$72,559,669	$79,616,322
Per share data:
Net income — basic and diluted	$0.05	$0.06	$0.07
Weighted average dividends declared	$0.17	$0.35	$0.68
Weighted average shares outstanding (basic)	130,357,008	117,448,582	60,929,996
Weighted average shares outstanding (diluted)	130,360,091	117,451,552	60,931,316

	Six Months Ended	Year Ended December
Cash Flow Data:	June 30, 2008	31, 2007
Cash flows provided by operations	$38,783,625	$43,366,041
Cash flows used in investing activities	$(405,737,744)	$(1,364,777,444)
Cash flows provided by financing activities	$367,238,710	$1,327,362,091

(1)	See tables below for a reconciliation of this non-GAAP financial measure to net income.

Reconciliations of Non-GAAP Financial Measures
     We believe that funds from operations (“FFO”) is a beneficial indicator of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales or impairment of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictability over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trust’s (“NAREIT”) definition or may interpret the current NAREIT definition differently than we do.
     FFO is a non-GAAP financial measure and does not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining our operating performance because FFO includes adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Accordingly, FFO should not be considered as an alternative to net income as an indicator of our operating performance.
     Our calculation of FFO is presented in the following table for the periods ended as indicated:

	Three Months Ended	Six Months Ended	Year Ended
	June 30, 2008	June 30, 2008	December 31, 2007
Net income	$7,047,454	$7,634,107	$4,480,017
Add:
Depreciation of real estate assets	9,259,374	17,992,484	20,460,219
Amortization of lease related costs	4,860,576	9,495,169	10,022,054
Impairment on real estate assets	—	3,550,000	5,400,000

FFO	$21,167,404	$38,671,760	$40,362,290

     Set forth below is additional information (often considered in conjunction with FFO) that may be helpful in assessing our operating results:
•	In order to recognize revenues on a straight-line basis over the terms of the respective leases, we recognized additional revenue by straight-lining rental revenue of approximately $2.1 million and approximately $4.2 million during the three and six months ended June 30, 2008, respectively, and approximately $4.4 million during the year ended December 31, 2007.
•	Amortization of deferred financing costs totaled approximately $1.0 million and approximately $2.8 million during the three and six months ended June 30, 2008, respectively and approximately $1.9 million during the year ended December 31, 2007.
•	Net income includes a net gain on disposal of rate lock of approximately $478,000 for the year ended December 31, 2007.
     The following table presents the historic net operating income derived from our investments in real estate assets for the three and six months ended June 30, 2008 and the year ended December 31, 2007.

	Three Months Ended	Six Months Ended	Year Ended
	June 30, 2008	June 30, 2008	December 31, 2007
Rental revenue (1)	$41,724,904	$80,116,370	$87,652,801
Property operating expenses (2)	4,163,082	7,556,701	8,036,479

Net operating income	$37,561,822	$87,673,071	$79,616,322

(1)	Rental revenue includes adjustments as defined by GAAP such as straight-line rental revenue, tenant reimbursements and adjustments for the value of above and below market lease amortization.

(2)	The primary property operating expense items are property management fees, repairs and maintenance, property taxes, and insurance. Property operating expenses exclude depreciation, amortization, general and administrative expenses, interest expense and asset management fees.
     We consider net operating income (“NOI”), to be an appropriate supplemental performance measure, because NOI reflects the operating performance of our real estate assets and excludes certain items that are not considered to be controllable in connection with management of each property such as depreciation and amortization, general and administrative expenses and interest expense.
     NOI is a non-GAAP financial measure and does not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining our operating performance because NOI includes adjustments that investors may deem subjective, such as adding back expenses such as interest expense, depreciation and amortization. Accordingly, NOI should not be considered as an alternative to net income as an indicator of our operating performance.
     Our reconciliation of NOI to reported net income is presented in the following table for the periods ended as indicated:

	Three Months Ended	Six Months Ended	Year Ended
	June 30, 2008	June 30, 2008	December 31, 2007
Net operating income	$37,561,822	$72,559,669	$79,616,322
Earned income from direct financing leases	611,456	1,117,755	1,075,412
Interest income on mortgage notes receivable	1,771,766	3,554,262	1,113,937
General and administrative	(1,110,673)	(2,079,890)	(2,011,322)
Asset management fees	(1,322,350)	(2,538,411)	(2,614,469)
Depreciation	(9,259,374)	(17,992,484)	(20,460,219)
Amortization	(4,860,576)	(9,495,169)	(10,022,054)
Impairment or real estate assets	—	(3,550,000)	(5,400,000)
Interest income	263,836	628,276	2,258,158
Interest expense	(16,608,453)	(34,569,901)	(39,075,748)

Net income	$7,047,454	$7,634,107	$4,480,017

Portfolio Information
     The following data supplements, and should be read in conjunction with the section of our prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Portfolio Information” beginning on page 136 of the prospectus.
Real Estate Portfolio
     As of June 30, 2008, we owned 394 properties located in 45 states and the U.S. Virgin Islands, the gross rentable space of which was approximately 99% leased with an average lease term remaining of approximately 12.8 years. Of the leases related to these properties, 13 were classified as direct financing leases. As of June 30, 2008, the average base rent per square foot of our total real estate portfolio was $12.08 per square foot.
     As of June 30, 2008, our five highest geographic concentrations were as follows:

				Percentage of 2008
	Total Number	Rentable Square	2008 Annualized	Annualized Gross
Location	of Properties	Feet	Gross Base Rents	Base Rent
Texas	43	3,177,031	$24,687,240	16%
Illinois	17	1,602,529	18,366,036	12%
Ohio	56	525,545	10,416,118	7%
Georgia	30	493,376	8,250,617	5%
Missouri	17	504,663	8,012,079	5%

	163	6,303,144	$69,732,090	45%

     As of June 30, 2008, our five highest tenant industry concentrations were as follows:

				Percentage of 2008
	Total Number	Rentable	2008 Annualized	Annualized Gross
Industry	of Leases	Square Feet	Gross Base Rent	Base Rent
Drugstore	77	1,028,282	$22,422,057	14%
Specialty retail	115	1,670,448	17,936,443	11%
Sporting goods	17	2,238,954	15,352,758	10%
Convenience stores	84	277,478	12,563,148	8%
Restaurant	57	334,488	12,030,976	8%

	350	5,549,650	$80,305,382	51%

     As of June 30, 2008, our five highest tenant concentrations were as follows:

			Percentage of 2008
	Total Number	2008 Annualized	Annualized Gross
Tenant	of Leases	Gross Base Rent	Base Rent
Walgreens — drug store	40	$12,293,934	8%
Academy Sports — sporting goods	9	11,578,577	7%
Circle K — convenience store	83	11,550,030	7%
Station Casinos — gaming	1	5,921,959	4%
Applebee’s — restaurant	3	5,397,224	3%

	136	$46,741,724	29%

Mortgage Notes Receivable Portfolio
     As of June 30, 2008, the Company owned 69 mortgage notes receivable aggregating approximately $86.1 million, secured by 23 restaurant properties leased to Cracker Barrel Old Country Store, 20 restaurant properties leased to KFC, and 26 retail properties leased to O’Reilly Auto Parts. The mortgage notes receivable mature on various dates from August 2020 to January 2021. Interest and principal is due each month at interest rates ranging from 8.60% to 10.47% per annum, with a weighted average interest rate of 9.87%.

Mortgage Notes Payable
     As of June 30, 2008, we had 173 mortgage notes payable totaling approximately $1.0 billion. Of the total mortgage notes payable, we had approximately $961.3 million of fixed rate debt (the “Fixed Rate Debt”), with a weighted average interest rate of 5.85%. We also had approximately $77.3 million of variable rate debt (the “Variable Rate Debt”), which bears interest at variable rates equal to the one-month LIBOR rate plus 150 to 195 basis points. We had no outstanding amounts under our credit facility at June 30, 2008. See “Borrowing Policies” above for a description of our credit facility terms.
Distribution Policy and Distributions
     The following data supplements, and should be read in conjunction, with the section of our prospectus captions “Description of Shares — Distribution Policy and Distributions” beginning on page 168 of the prospectus.

							Cash flow
					Funds	Cash flow	from
			Distributions		from	from	operating
	Distributions	Distributions	declared, per	Funds from	operations	operating	activities
Quarter Ended	Declared	Paid (a)	common share	operations	per share	activities	per share
September 30, 2007	12,050,997	10,842,997	0.18	11,767,682	0.17	11,877,218	0.17
December 31, 2007	15,109,245	13,947,563	0.18	13,995,806	0.16	15,344,009	0.18
March 31, 2008	18,196,163	16,967,965	0.17	17,504,356	0.17	18,890,398	0.18
June 30, 2008	22,680,941	21,331,114	0.17	21,167,404	0.16	19,893,227	0.15

(a)	Distributions paid includes cash distributions paid to investors and common stock issued under our distribution reinvestment plan (the “DRIP”).
     We intend to continue paying regular monthly cash distributions to our stockholders. For the period from January 1, 2006 through June 30, 2008, we paid cash distributions to our stockholders aggregating approximately $38.2 million and issued approximately $44.9 million of common stock under the DRIP. All of these distributions were funded with cash provided by our operating activities. For the period beginning January 1, 2008 and ending June 30, 2008, we paid cash distributions of approximately $17.2 million and issued approximately $21.1 million of common stock under the DRIP, all of which was funded with cash provided by our operating activities. For the period beginning January 1, 2007 and ending December 31, 2007, we paid cash distributions of approximately $17.4 million and issued approximately $20.3 million of common stock under the DRIP, all of which was funded with cash provided by our operating activities. For the period beginning January 1, 2006 and ending December 31, 2006, we paid cash distributions of approximately $3.6 million and issued approximately $3.5 million of common stock under the DRIP, all of which was funded with cash provided by our operating activities. During the period from April 1, 2008 through September 30, 2008, our board of directors declared daily distributions of $0.00191257 per share for stockholders of record as of the close of business on each day during the period. Distributions at this rate are equivalent to a 7.0% annualized yield on a share purchased for $10.00.

Compensation Paid to Cole Advisors II and its Affiliates
     The following data supplements, and should be read in conjunction with the section of our prospectus captioned “Management Compensation” beginning on page 62 of the prospectus.
     The following table summarizes the cumulative compensation, fees and reimbursements we have paid to Cole Advisors II and its affiliates related to the offering stage.

	As of	As of
	June 30, 2008	December 31, 2007
Offering Stage:

Selling commissions	$96,951,729	$62,908,152
Selling commissions reallowed	$96,513,332	$62,908,152
Dealer manager fee	$25,406,786	$15,568,311
Dealer manager fee reallowed	$7,302,609	$4,510,647
Other organization and offering expenses	$10,884,596	$8,362,087
     The following table summarizes the compensation, fees and reimbursements we have paid to Cole Advisors II and its affiliates related to the operational and liquidation/listing stages during the respective periods.

	For the six months
	ended June 30,	For the year ended
	2008	December 31, 2007
Operational Stage:

Acquisition and advisory fee	$8,410,126	$26,875,563
Acquisition expenses	$—	$—
Asset management fees	$2,538,411	$2,614,469
Property management and leasing fees	$1,416,518	$1,569,802
Operating expenses	$—	$—
Financing coordination fee	$982,361	$7,992,466

Liquidation/ Listing Stage:

Real estate commissions	$—	$—
Subordinated participation in net sale proceeds	$—	$—
Subordinated incentive listing fee	$—	$—
     As of June 30, 2008, the Company had approximately $640,000 payable to Cole Advisors II, which generally consisted of reimbursement of organization and offering costs. As of December 31, 2007, the Company had approximately $1.5 million payable to Cole Advisors II, which generally consisted of acquisition and finance coordination fees and reimbursement of organization and offering costs.

   Incorporation by Reference
     We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission, or “SEC.” The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus (Commission File No. 333-138444) except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:
(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 31, 2008;

(2)	Current Report on Form 8-K filed with the SEC on April 2, 2008;

(3)	Definitive Proxy Statement filed with the SEC on April 9, 2008 in connection with our Annual Meeting of Stockholders held on May 29, 2008;

(4)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC on May 15, 2008;

(5)	Current Report on Form 8-K filed with the SEC on May 30, 2008;

(6)	Current Report on Form 8-K filed with the SEC on June 19, 2008;

(7)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the SEC on August 14, 2008; and

(8)	Current Report on Form 8-K filed with the SEC on September 29, 2008.
     All of the documents that we have incorporated by reference into this prospectus are available on the SEC’s website, www.sec.gov. In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.
     In addition, we will provide to each person, including any beneficial owner of our common stock, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write us at 2555 E. Camelback Rd. Ste. 400, Phoenix, Arizona, 85016, Attention: Investor Relations, or contact our offices at (866) 341-2653. The documents also may be accessed on our website at www.colecapital.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

(a)	This section includes summary financial information of properties acquired and probable properties to be acquired pursuant to SEC Rule 3-14 of Regulation S-X.

Sembler Portfolio Properties
Overview
     On July 11, 2008 and September 26, 2008, we acquired two multi-tenant retail shopping centers (the “Sembler Portfolio Properties”) from an affiliate of the Sembler Company. The Sembler Portfolio Properties consist of a multi-tenant shopping center located in Cumming, Georgia, (the “MT Cumming Property”) and a multi-tenant shopping center located in Winter Garden, Florida (the “MT Winter Garden Property”). The Sembler Portfolio Properties contain approximately 1.07 million square feet of rentable space. The Sembler Portfolio Properties were constructed in 2007 and 2008, and are approximately 99% leased to 108 tenants. Pursuant to 108 net leases, the tenants are required to pay substantially all operating expenses and capital expenditures in addition to base rent.
     The purchase price of the MT Cumming Property and the MT Winter Garden Property was approximately $58.4 million and $180.4 million, respectively, exclusive of closing costs. The MT Cumming Property and MT Winter Garden Property were purchased with proceeds from our ongoing public offering and an approximately $139.4 million loan cross collateralized by both properties.
     After reasonable inquiry, we are not aware of any material factors relating to the Sembler Portfolio Properties, other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.
     In evaluating the Sembler Portfolio Properties as potential acquisitions and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.
     In accordance with the provisions of Rule 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission, we have included the audited Historical Summary of revenue and certain operating expenses (the “Historical Summary”) of the Sembler Portfolio Properties.

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Stockholders of
Cole Credit Property Trust II, Inc.
Phoenix, AZ
     We have audited the accompanying Historical Summary of revenues and certain operating expenses (the “Historical Summary”) of the Sembler Portfolio (the “Portfolio”) for the year ended December 31, 2007. The Historical Summary is the responsibility of Cole Credit Property Trust II, Inc. management. Our responsibility is to express an opinion on the Historical Summary based on our audit.
     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as it relates to the Historical Summary as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Portfolio’s internal control over financial reporting as it relates to the Historical Summary. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.
     The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Registration Statement on Form S-11 of Cole Credit Property Trust II, Inc.) as discussed in Note 1 to the Historical Summary and is not intended to be a complete presentation of the Portfolio’s revenues and expenses.
     In our opinion, such Historical Summary presents fairly, in all material respects, the revenues and certain operating expenses discussed in Note 1 to the Historical Summary of the Portfolio for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
/S/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
October 27, 2008

Sembler Portfolio Properties
Statements of Revenues and Certain Operating Expenses
For the Year Ended December 31, 2007 and
the Six Months Ended June 30, 2008 (Unaudited)

	Year Ended	Six Months Ended
	December 31, 2007	June 30, 2008
		(Unaudited)
Revenues:
Rental revenue	$4,816,224	$9,485,754
Tenant reimbursement income	861,886	2,189,125

Total revenues	5,678,110	11,674,879

Certain Operating Expenses:
Real estate taxes	407,512	835,606
Insurance	8,628	323,812
Other reimbursable expenses	519,969	1,018,966

Total certain operating expenses	936,109	2,178,384

Revenues in excess of certain operating expenses	$4,742,001	$9,496,495

See accompanying notes to statements of revenues and certain operating expenses.

Sembler Portfolio Properties
Notes to the Statements of Revenues and Certain Operating Expenses
For the Year Ended December 31, 2007 and
the Six Months Ended June 30, 2008 (Unaudited)
1. Basis of Presentation
     On July 11, 2008 and September 26, 2008, Cole Credit Property Trust II, Inc. (the “Company”) acquired two multi-tenant retail shopping centers containing approximately 1.07 million rentable square feet located in Georgia and Texas.
     The statements of revenues and certain operating expenses (the “Historical Summary”) has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenues and certain operating expenses of the Sembler Portfolio Properties, exclusive of items which may not be comparable to the proposed future operations of the Sembler Portfolio Properties. The results of the Sembler Portfolio Properties have been aggregated for purposes of the Historical Summary as the acquisitions are considered related by common commercial factors. Material amounts that would not be directly attributable to future operating results of the Sembler Portfolio Properties are excluded, and the financial statements are not intended to be a complete presentation of the Sembler Portfolio Properties’ revenues and expenses. Items excluded consist of management fees, legal fees, depreciation, amortization, certain non reimbursable real estate taxes, insurance and advertising, other non-operating expenses, and interest expense.
2. Significant Accounting Policies
Revenue Recognition
     The leases are accounted for as operating leases and minimum rental income is recognized on a straight-line basis over the remaining term of each lease. Contingent rental income, such as percentage rents, is recognized when the specific target which triggers the contingent rental income is achieved. Tenant reimbursement revenue is recognized in the same periods in which the related expenses are incurred. Tenant reimbursement revenue includes payments from tenants as reimbursements for property taxes and other property operating expenses.
Repairs and Maintenance
     Expenditures for repairs and maintenance are the responsibility of the tenant under the respective lease agreements and therefore are not included in the statements of revenues and certain expenses.
Use of Estimates
     The preparation of historical summaries in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

Sembler Portfolio Properties
Notes to the Statements of Revenues and Certain Operating Expenses
For the Year Ended December 31, 2007 and
the Six Months Ended June 30, 2008 (Unaudited)
3. Leases
     The leases have remaining terms of approximately four to 19 years (expiring between 2013 and 2028) and provide for minimum rentals. The tenant leases generally provide for limited increases in rent as a result of fixed increases, which are recognized on a straight-line basis over the terms of the leases. In addition, some of the tenant leases provide for the receipt of percentage rents which are recorded when earned.
     The aggregate annual minimum future rental payments on the non-cancelable operating leases in effect as of December 31, 2007 are as follows:

Year ending December 31:
2008	$16,510,616
2009	18,137,197
2010	18,133,486
2011	18,068,591
2012	17,923,775
Thereafter	96,084,903

Total	$184,858,568

     The above tables do not include future minimum lease payments for renewal periods or rent increases that are based on the Consumer Price Index (“CPI”) or future contingent rents. Payments are also exclusive of potential charges related to real estate taxes and operating cost escalations.
4. Tenant Concentration
     For the year ended December 31, 2007, no single tenant accounted for more than 10% of the annual rental income for the Sembler Portfolio Properties.
5. Commitments and Contingencies
Litigation
     The Sembler Portfolio Properties may be subject to legal claims in the ordinary course of business as a property owner. The Company believes that the ultimate settlement of any potential claims will not have a material impact on the Sembler Portfolio Properties’ results of operations.
Environmental Matters
     In connection with the ownership and operation of real estate, the Sembler Portfolio Properties may be potentially liable for costs and damages related to environmental matters. The Sembler Portfolio Properties have not been notified by any governmental authority of any non-compliance, liability or other claim, and the Company is not aware of any other environmental condition that it believes will have a material adverse effect on the Sembler Portfolio Properties’ results of operations.

SUMMARY FINANCIAL INFORMATION OF BUSINESSES ACQUIRED AND
PROBABLE BUSINESSES TO BE ACQUIRED
SUMMARY FINANCIAL DATA
CAJUN OPERATING COMPANY, INC.
     Series C has entered into a purchase agreement to purchase 191 properties (the “Church’s Chicken properties”) leased to Cajun Operating Company, Inc. (“Cajun Operating Company”) for approximately $132.0 million. The Church’s Chicken properties consist of approximately 244,075 square feet located throughout the United States. Subject to the satisfactory completion of certain conditions to closing, we expect that Series C will assign all of its rights and obligations under the purchase agreement for the Church’s Chicken properties to Cole Credit Property Trust II, Inc., prior to the closing of the transaction.
     Cajun Operating Company develops, operates and franchises quick-service restaurants (“QSRs”), under the trade names Church’s Chicken and Texas Chicken in 30 states, two United States territories and 15 foreign countries.
     In evaluating the Church’s Chicken properties as potential acquisitions and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including: our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to these properties, other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.
     Because the Church’s Chicken properties are each 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the tenant, Cajun Operating Company, are more relevant to investors than the financial statements of the properties acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the properties are subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus, as supplemented from time to time. As a result, pursuant to the guidance provided by the Securities and Exchange Commission, we have not provided audited statements of the properties acquired.
     The following summary financial data regarding Cajun Operating Company is taken from its previously audited financial statements:

	For the Six
	Months Ended	For the Fiscal Year Ended
	7/13/2008	12/31/2007	12/31/2006	12/31/2005
	(unaudited)		(in thousands)
Consolidated Statements of Operations
Revenues	$156,747	$273,559	$280,987	$271,456
Operating Income	24,682	35,426	41,603	36,151
Net Income (Loss)	2,851	(3,677)	1,833	(4,225)

	As of	As of the Fiscal Year Ended
	7/13/2008	12/31/2007	12/31/2006	12/31/2005
	(unaudited)		(in thousands)
Consolidated Balance Sheets
Total Assets	$453,025	$456,346	$451,849	$444,015
Long-term Debt	155,637	330,393	327,538	322,222
Stockholders’ Equity	80,657	77,702	81,134	79,052

TRACTOR SUPPLY COMPANY
     We acquired the following properties (the “Tractor Supply properties”) leased to Tractor Supply Company (“Tractor Supply”) between April 30, 2008, the date of our prospectus, and October 27, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
Carroll, Ohio	5/8/2008	$2,000,000	40,700	1976
Baldwinsville, NY	10/15/2008	3,402,120	24,727	2005

		$5,402,120	65,427

     Tractor Supply currently operates more than 800 retail stores in 43 states, employs more than 11,600 and is headquartered in Brentwood, Tennessee. Tractor Supply’s common stock is traded on The Nasdaq Global Select Market under the symbol “TSCO.”
     In evaluating the Tractor Supply properties as potential acquisitions and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including: our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to the Tractor Supply properties, other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.
     Because the Tractor Supply properties are each 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the tenant, Tractor Supply, are more relevant to investors than the financial statements of the individual property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the properties are subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to the guidance provided by the Securities and Exchange Commission, we have not provided audited statements of the property acquired.
     Tractor Supply currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding Tractor Supply are taken from its previously filed public reports:

	For the Six
	Months Ended	For the Fiscal Year Ended
	6/28/2008	12/29/2007	12/30/2006	12/31/2005
	(unaudited)		(in thousands)
Consolidated Statements of Operations
Revenues	$898,327	$2,703,212	$2,369,612	$2,067,979
Operating Income (Loss)	77,126	160,041	148,020	136,444
Net Income (Loss)	47,018	96,241	91,008	85,669

	As of	As of the Fiscal Year Ended
	6/28/2008	12/29/2007	12/30/2006	12/31/2005
	(unaudited)		(in thousands)
Consolidated Balance Sheets
Total Assets	$1,176,319	$1,057,971	$998,258	$814,795
Long-term Debt	2,093	2,351	2,808	10,739
Stockholders’ Equity	591,690	565,337	598,904	477,698
     For more detailed financial information regarding Tractor Supply, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov.

SUMMARY FINANCIAL DATA
WALGREEN CO.
     We have acquired the following properties (the “Walgreens properties”) leased to, or guaranteed by, Walgreen Co. (“Walgreens”) between April 30, 2008, the date of our prospectus, and October 27, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
Elmira, NY	5/1/2008	$6,076,000	14,820	2007
Hibbing, MN	5/14/2008	4,200,000	14,820	2007
Essex, MD	5/30/2008	6,488,000	14,820	2007
Bath, NY	6/2/2008	4,236,005	12,222	2008
Chino Valley, AZ	6/2/2008	5,435,000	14,820	2006
Albany, GA	6/11/2008	4,600,000	14,820	2008
Rome, NY	7/15/2008	4,477,727	13,770	2007
Columbus, MS	7/24/2008	4,420,000	14,450	2004
Mobile, AL	8/28/2008	5,415,000	13,650	2007
Crossville, TN (2)	9/30/2008	4,450,000	15,070	2001
Tulsa, OK (2)	9/30/2008	2,950,000	13,500	1994
Newton, IA (2)	9/30/2008	4,330,000	15,047	2000
Jacksonville, FL (1)	9/30/2008	5,050,000	15,120	2000
Akron, OH (1)	9/30/2008	2,820,000	13,500	1994
Seattle, WA (1)	9/30/2008	6,770,000	14,410	2002
LaMarque, TX (1)	9/30/2008	4,510,000	15,120	2000
Saginaw, MI (1)	9/30/2008	4,200,000	15,120	2001
Tulsa, OK (1)	9/30/2008	2,190,000	13,000	1993
Broken Arrow, OK (1)	9/30/2008	2,100,000	13,000	1993
Evansville, IN	(3)	5,032,000	14,820	2007

Total		$89,749,732	285,899

(1)	Property was acquired from Cole Credit Property Fund LP, an affiliate of our advisor. Our board of directors, including all of the independent directors, approved the transaction as being fair and reasonable to us, at a price in excess of the cost to Cole Credit Property Fund LP, but substantial justification exists for such excess, such excess is reasonable and the costs of the interest did not exceed its current fair market value as determined by an independent appraiser approved by our independent directors.

(2)	Property was acquired from Cole Credit Property Fund II LP, an affiliate of our advisor. Our board of directors, including all of the independent directors, approved the transaction as being fair and reasonable to us, at a price in excess of the cost to Cole Credit Property Fund II LP, but substantial justification exists for such excess, such excess is reasonable and the costs of the interest did not exceed its current fair market value as determined by an independent appraiser approved by our independent directors.

(3)	Our advisor has identified this property as a potential suitable investment for us. The acquisition of such property is subject to a number of conditions. A significant condition to acquiring any potential acquisition is our ability to raise sufficient proceeds in this offering to pay a portion of the purchase price. Such financing may not be available on acceptable terms or at all.
     Walgreens operates over 6,700 stores in 49 states, the District of Columbia, and Puerto Rico. Walgreens has a Standard & Poor’s credit rating of “A+” and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “WAG”.
     In evaluating the Walgreens properties as potential acquisitions and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including: our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to these properties, other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.

     Because the Walgreens properties are each 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the tenant, Walgreens, are more relevant to investors than the financial statements of the property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the properties are subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to the guidance provided by the Securities and Exchange Commission, we have not provided audited statements of the properties acquired.
     Walgreens currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding Walgreens are taken from its previously filed public reports:

	For the Three
	Months Ended	For the Fiscal Year Ended
	5/31/2008	8/31/2007	8/30/2006	8/31/2005
	(unaudited)		(in millions)
Consolidated Statements of Operations
Revenues	$15,015.7	$53,762.0	$47,409.0	$42,201.6
Operating Income	913.8	3,150.7	2,701.5	2,424.0
Net Income	572.3	2,041.3	1,750.6	1,559.5

	As of	As of the Fiscal Year Ended
	5/31/2008	8/31/2007	8/30/2006	8/31/2005
	(unaudited)		(in millions)
Consolidated Balance Sheets
Total Assets	$21,587.6	$19,313.6	$17,131.1	$14,608.8
Long-term Debt	1,400.7	1,306.8	1,118.9	997.7
Stockholders’ Equity	12,535.0	11,104.3	10,115.8	8,889.7
     For more detailed financial information regarding Walgreens, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov.

SUMMARY FINANCIAL DATA
KOHL’S CORPORATION
     We have acquired the following property (the “KO Grand Forks property”) guaranteed by Kohl’s Corporation (“Kohl’s”) between April 30, 2008, the date of our prospectus, and October 27, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
Grand Forks, ND	6/11/2008	$8,525,000	68,725	2006
     Kohl’s operates over 950 retail department stores in 47 states. Kohl’s has a Standard and Poor’s credit rating of “BBB+” and its stock is publicly traded on the New York Stock Exchange under the symbol “KSS.”
     In evaluating the KO Grand Forks property as a potential acquisition and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including: our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to the KO Grand Forks property, other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.
     Because the KO Grand Forks property is 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the lease guarantor, Kohl’s, are more relevant to investors than the financial statements of the property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the property is subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to the guidance provided by the Securities and Exchange Commission, we have not provided audited statements of the property acquired.
     Kohl’s currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding Kohl’s are taken from its previously filed public reports:

	For the Six
	Months Ended	For the Fiscal Year Ended
	8/2/2008	2/2/2008	2/3/2007	1/28/2006
	(unaudited)		(in thousands)
Consolidated Statements of Operations
Revenues	$7,349,749	$16,473,734	$15,596,910	$13,444,397
Operating Income	677,976	1,804,477	1,814,801	1,416,181
Net Income	388,970	1,083,851	1,108,681	841,960

	As of	As of the Fiscal Year Ended
	8/2/2008	2/2/2008	2/3/2007	1/28/2006
	(unaudited)		(in thousands)
Consolidated Balance Sheets
Total Assets	$10,875,514	$10,560,082	$9,041,177	$9,153,494
Long-term Debt	2,049,661	2,051,875	1,040,057	1,046,104
Stockholders’ Equity	6,233,199	6,101,603	5,603,395	5,957,338
     For more detailed financial information regarding Kohl’s, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov .

SUMMARY FINANCIAL DATA
CVS CORPORATION
         We acquired the following properties (the “CVS properties”) guaranteed by CVS Corporation, (“CVS”) between April 30, 2008, the date of our prospectus, and October 27, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
Onley, VA	5/8/2008	$5,486,000	13,225	2007
Columbia, TN (Nashville) (2)	9/30/2008	2,400,000	10,715	1998
Columbia, TN (James Campbell) (2)	9/30/2008	2,600,000	10,759	1998
Hamilton, OH (1)	9/30/2008	3,600,000	11,180	1999
Mechanicsville, NY (1)	9/30/2008	2,600,000	10,125	1998
Atlanta, GA	10/7/2008	3,841,000	12,013	2006

Total		$20,527,000	68,017

(1)	Property was acquired from Cole Credit Property Fund LP, an affiliate of our advisor. Our board of directors, including all of the independent directors, approved the transaction as being fair and reasonable to us, at a price in excess of the cost to Cole Credit Property Fund LP, but substantial justification exists for such excess, such excess is reasonable and the costs of the interest did not exceed its current fair market value as determined by an independent appraiser approved by our independent directors.

(2)	Property was acquired from Cole Credit Property Fund II LP, an affiliate of our advisor. Our board of directors, including all of the independent directors, approved the transaction as being fair and reasonable to us, at a price in excess of the cost to Cole Credit Property Fund II LP, but substantial justification exists for such excess, such excess is reasonable and the costs of the interest did not exceed its current fair market value as determined by an independent appraiser approved by our independent directors.
         CVS operates over 6,200 stores in 40 states. CVS has a Standard & Poor’s credit rating of “BBB+” and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “CVS.”
     In evaluating the CVS properties as potential acquisitions and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including: our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to the CVS properties, other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.
     Because the CVS properties are 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the guarantor, CVS, are more relevant to investors than the financial statements of the property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the property is subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to guidance provided by the Securities and Exchange Commission, we have not provided audited financial statements of the property acquired.

     CVS currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding CVS is taken from its previously filed public reports:

	For the 26 Weeks
	Ended	For the Fiscal Year Ended
	6/28/2008	12/29/2007	12/30/2006	12/31/2005
	(unaudited)		(in millions)
Consolidated Statements of Operations
Revenues	$42,466.3	$76,329.5	$43,821.4	$37,006.7
Operating Income	2,848.2	4,793.3	2,441.6	2,019.5
Net Income	1,523.3	2,637.0	1,368.9	1,224.7

	As of	As of the Fiscal Year Ended
	6/28/2008	12/29/2007	12/30/2006	12/31/2005
	(unaudited)	(in millions)
Consolidated Balance Sheets
Total Assets	$54,467.0	$54,721.9	$20,574.1	$15,283.4
Long-term Debt	9,208.3	9,207.6	3,651.5	2,368.3
Stockholders’ Equity	33,010.2	31,321.9	9,917.6	8,331.2

        For more detailed financial information regarding CVS, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov .

SUMMARY FINANCIAL DATA
PETSMART, INC.
          We acquired the following properties (the “PetSmart properties”) leased to PetSmart, Inc. (“PetSmart”) between April 30, 2008, the date of our prospectus, and October 27, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
McCarran, NV	7/2/2008	$51,525,000	872,710	2008
Chattanooga, TN	8/5/2008	4,815,000	26,040	1996
Daytona Beach, FL	8/5/2008	5,333,000	26,194	1996
Fredericksburg, VA	8/5/2008	5,199,000	26,051	1997

Total		$66,872,000	950,995

          PetSmart operates over 1,000 stores. PetSmart has a Standard & Poor’s credit rating of “BB” and the company’s stock is publicly traded on the Nasdaq Global Select Market under the ticker symbol “PETM”.
          In evaluating the PetSmart properties as potential acquisitions and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including: our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to these properties, other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.
          Because the PetSmart properties are each 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the tenant, PetSmart, are more relevant to investors than the financial statements of the property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the properties are subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to the guidance provided by the Securities and Exchange Commission, we have not provided audited statements of the properties acquired.
          PetSmart currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding PetSmart are taken from its previously filed public reports:

	For the 26
	Weeks Ended	For the Fiscal Year Ended
	8/3/2008	2/3/2008	1/28/2007	1/29/2006
	(unaudited)		(in thousands)
Consolidated Statements of Operations
Revenues	$2,454,879	$4,672,656	$4,233,857	$3,760,499
Operating Income	155,668	351,513	321,834	311,380
Net Income	78,459	258,684	185,069	182,490

	As of	As of the Fiscal Year Ended
	8/3/2008	2/3/2008	1/28/2007	1/29/2006
	(unaudited)		(in thousands)
Consolidated Balance Sheets
Total Assets	$2,288,750	$2,167,257	$2,053,477	$1,863,691
Long-term Debt	546,965	508,765	431,334	351,564
Stockholders’ Equity	1,020,516	986,597	1,000,894	940,750
          For more detailed financial information regarding PetSmart, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov.

SUMMARY FINANCIAL DATA
THE HOME DEPOT, INC.
          We acquired the following properties (the “Home Depot properties”) leased to Home Depot USA, Inc., a wholly-owned subsidiary of The Home Depot, Inc. (“Home Depot”) between April 30, 2008, the date of our prospectus, and October 27, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
Lakewood, CO	8/27/2008	$11,300,000	102,000	2006
Colma, CA (1)	9/30/2008	39,310,000	99,970	1995

		$50,610,000	201,970

(1)	Property was acquired from Cole Credit Property Fund LP and Cole Credit Property Fund II LP, affiliates of our advisor. Our board of directors, including all of the independent directors, approved the transaction as being fair and reasonable to us, at a price in excess of the cost to Cole Credit Property Fund LP and Cole Credit Property Fund II LP, but substantial justification exists for such excess, such excess is reasonable and the costs of the interest did not exceed its current fair market value as determined by an independent appraiser approved by our independent directors.
     Home Depot operates as the world’s largest home improvement retailer. As of the end of the second quarter of fiscal 2008, Home Depot operated 2,257 stores. Home Depot has a Standard & Poor’s credit rating of BBB+ and its stock is publicly traded on the New York Stock Exchange under the ticker symbol “HD.”
     In evaluating the Home Depot properties as a potential acquisition and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to the Home Depot properties other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results.
     Because the Home Depot properties are each 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the tenant, Home Depot, are more relevant to investors than the financial statements of the property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the properties are subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to the guidance provided by the Securities and Exchange Commission, we have not provided audited statements of the property acquired.

Home Depot currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding Home Depot are taken from its previously filed public reports:

	For the Six
	Months Ended	For the Fiscal Year Ended
	8/3/2008	2/3/2008	1/28/2007	1/29/2006
	(unaudited)		(in millions)
Consolidated Statements of Operations
Revenues	$38,897	$77,349	$79,022	$77,019
Operating Income	2,770	7,242	8,866	9,047
Net Income	1,558	4,395	5,761	5,838

	As of	As of the Fiscal Year Ended
	8/3/2008	2/3/2008	1/28/2007	1/29/2006
	(unaudited)		(in millions)
Consolidated Balance Sheets
Total Assets	$45,099	$44,324	$52,263	$44,405
Long-term Debt	11,366	11,383	11,643	2,672
Stockholders’ Equity	18,649	17,714	25,030	26,909
For more detailed financial information regarding Home Depot please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov .

SUMMARY FINANCIAL DATA
LOWE’S COMPANIES, INC.
          We acquired the following property (“LO Chester property”) guaranteed by Lowe’s Companies, Inc. (“Lowe’s”) between April 30, 2008, the date of our prospectus, and October 27, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
Chester, NY	9/19/2008	$7,037,037	131,798	2008
     Lowe’s operates over 1,500 retail home improvement stores across the United States and Canada. Lowe’s has a Standard & Poor’s Credit Rating of “A+” and its stock is publicly traded on the New York Stock Exchange under the ticker symbol “LOW”.
     In evaluating the LO Chester Property as a potential acquisition and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to the LO Chester Property other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.
     Because the LO Chester property is 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the guarantor, Lowe’s, are more relevant to investors than the financial statements of the individual property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the property is subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to guidance provided by the Securities and Exchange Commission, we have not provided audited financial statements of the properties acquired.
     Lowe’s currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding Lowe’s are taken from its previously filed public reports:

	For the Six
	Months Ended	For the Fiscal Year Ended
	8/1/2008	2/1/2008	2/2/2007	2/3/2006
	(unaudited)		(in millions)
Consolidated Statements of Operations
Revenues	$26,519	$48,283	$46,927	$43,243
Operating Income	3,372	6,071	6,314	5,634
Net Income	1,545	2,809	3,105	2,765

	As of	As of the Fiscal Year Ended
	8/1/2008	2/1/2008	2/2/2007	2/3/2006
	(unaudited)		(in millions)
Consolidated Balance Sheets
Total Assets	$32,549	$30,869	$27,767	$24,639
Long-term Debt	5,050	5,576	4,325	3,499
Stockholders’ Equity	17,506	16,098	15,725	14,296
For more detailed financial information regarding Lowe’s, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov .

SUMMARY FINANCIAL DATA
OFFICE DEPOT, INC.
          We acquired the following properties (the “Office Depot properties”) leased to, or guaranteed by, Office Depot, Inc. (“Office Depot”) between April 30, 2008, the date of our prospectus, and October 27, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
Laurel, MS (1)	9/30/2008	$2,650,000	20,515	2002
London, KY (1)	9/30/2008	3,500,000	20,468	2001

Total		$6,150,000	40,983

(1)	Property was acquired from Cole Credit Property Fund LP, an affiliate of our advisor. Our board of directors, including all of the independent directors, approved the transaction as being fair and reasonable to us, at a price in excess of the cost to Cole Credit Property Fund LP, but substantial justification exists for such excess, such excess is reasonable and the costs of the interest did not exceed its current fair market value as determined by an independent appraiser approved by our independent directors.
          Office Depot is a global supplier of office products and services. Office Depot operates over 1,200 stores in the United States and Canada. Office Depot has a Standard & Poor’s credit rating of “BB+” and its stock is publicly traded on the New York Stock Exchange under the ticker symbol “ODP”.
          In evaluating the Office Depot properties as potential acquisitions and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to the Office Depot properties other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.
          Because the Office Depot properties are 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the tenant, Office Depot, are more relevant to investors than the financial statements of the individual property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the properties are subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to guidance provided by the Securities and Exchange Commission, we have not provided audited financial statements of the properties acquired.

          Office Depot currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding Office Depot are taken from its previously filed public reports:

	For the Six
	Months Ended		For the Fiscal Year Ended
	6/28/2008	12/29/2007	12/30/2006	12/31/2005
	(unaudited)		(in thousands)
Consolidated Statements of Operations
Revenues	$7,567,090	$15,527,537	$15,010,781	$14,278,944
Operating Income	103,668	483,601	713,187	348,042
Net Income	66,771	395,615	503,471	273,792

	As of	As of the Fiscal Year Ended
	6/28/2008	12/29/2007	12/30/2006	12/31/2005
	(unaudited)		(in thousands)
Consolidated Balance Sheets
Total Assets	$7,318,382	$7,256,540	$6,557,438	$6,098,525
Long-term Debt	615,653	607,462	570,752	569,098
Stockholders’ Equity	3,261,794	3,083,844	2,597,447	2,739,221

          For more detailed financial information regarding Office Depot, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov.

SUMMARY FINANCIAL DATA
STAPLES, INC.
     We acquired the following property (the “ST Angola Property”) leased to Staples the Office Superstore East, Inc., a wholly owned subsidiary of Staples, Inc. (“Staples”) between April 30, 2008, the date of our prospectus, and October 27, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
Angola, IN (1)	9/30/2008	$3,200,000	24,049	1999

(1)	Property was acquired from Cole Credit Property Fund II LP, an affiliate of our advisor. Our board of directors, including all of the independent directors, approved the transaction as being fair and reasonable to us, at a price in excess of the cost to Cole Credit Property Fund II LP, but substantial justification exists for such excess, such excess is reasonable and the costs of the interest did not exceed its current fair market value as determined by an independent appraiser approved by our independent directors.
     Staples currently operates more than 2,000 stores worldwide and is headquartered in Naperville, Illinois. Staples has an S&P credit rating of “BBB” and its common stock is traded on The Nasdaq Global Select Market under the symbol “SPLS.”
     In evaluating the ST Angola Property as a potential acquisition and determining the appropriate amount of consideration to be paid for our interest therein, a variety of factors were considered, including our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to the ST Angola Property other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results.
     Because the ST Angola Property is 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the tenant, Staples, are more relevant to investors than the financial statements of the properties acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the properties are subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to the guidance provided by the SEC, we have not provided audited statements of the properties acquired.
     Staples currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding Staples are taken from its previously filed public reports:

	For the 26
	Weeks Ended	For the Fiscal Year Ended
	8/2/2008	2/2/2008	2/3/2007	1/28/2006
	(unaudited)		(in thousands)
Consolidated Statements of Operations
Revenues	$9,959,274	$19,372,682	$18,160,789	$16,078,852
Operating Income	567,381	1,548,249	1,463,069	1,234,081
Net Income	362,515	995,670	973,677	784,117

	As of	As of the Fiscal Year Ended
	8/2/2008	2/2/2008	2/3/2007	1/28/2006
	(unaudited)		(in thousands)
Consolidated Balance Sheets
Total Assets	$15,208,744	$9,036,344	$8,397,265	$7,732,720
Long-term Debt	864,843	342,169	316,465	527,606
Stockholders’ Equity	5,940,873	5,718,007	5,021,665	4,481,601
     For more detailed financial information regarding Staples, please refer to its financial statements, which are publicly available with the SEC at http://www.sec.gov .

SUMMARY FINANCIAL DATA
BEST BUY CO., INC.
     We acquired the following property (the “BB Las Cruces Property”) leased to Best Buy Co., Inc. (“Best Buy”) between April 30, 2008, the date of our prospectus, and October 27, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
Las Cruces, NM (1)	9/30/08	$6,100,000	30,000	2002

(1)	Property was acquired from Cole Credit Property Fund II LP, an affiliate of our advisor. Our board of directors, including all of the independent directors, approved the transaction as being fair and reasonable to us, at a price in excess of the cost to Cole Credit Property Fund II LP, but substantial justification exists for such excess, such excess is reasonable and the costs of the interest did not exceed its current fair market value as determined by an independent appraiser approved by our independent directors.
     Best Buy is a specialty retailer of consumer electronics, appliances and related services, and operates approximately 950 stores. Best Buy has a Standard & Poor’s credit rating of “BBB” and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “BBY.”
     In evaluating the BB Las Cruces Property as a potential acquisition and determining the appropriate amount of consideration to be paid for our interest therein, a variety of factors were considered, including our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to the BB Las Cruces Property other than those discussed above that would cause the reported financial information not to be necessarily indicative of future operating results.
     Because the BB Las Cruces Property is 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the tenant, Best Buy, are more relevant to investors than the financial statements of the individual property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the property is subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to guidance provided by the Securities and Exchange Commission, we have not provided audited financial statements of the property acquired.

     Best Buy currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding Best Buy are taken from its previously filed public reports:

	For the Six
	Months Ended	For the Fiscal Year Ended
	8/30/2008	3/1/2008	3/3/2007	2/25/2006
	(unaudited)		(in millions)
Consolidated Statements of Operations
Revenues	$18,791	$40,023	$35,934	$30,848
Operating Income	616	2,161	1,999	1,644
Net Income	381	1,407	1,377	1,140

	As of	As of the Fiscal Year Ended
	8/30/2008	3/1/2008	3/3/2007	2/25/2006
	(unaudited)		(in millions)
Consolidated Balance Sheets
Total Assets	$17,522	$12,758	$13,570	$11,864
Long-term Debt	1,136	627	590	178
Stockholders’ Equity	4,752	4,484	6,201	5,257
     For more detailed financial information regarding Best Buy, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov .

SUMMARY FINANCIAL DATA
AT&T INC.
          We acquired the following property (the “AT Santa Clara Property”) leased to AT&T Wireless Services, Inc. Corporation., (“AT&T”), which is a wholly-owned subsidiary of AT&T, Inc between April 30, 2008, the date of our prospectus, and October 27, 2008:

Property Location		Date Acquired	Purchase Price	Square Feet	Year Built
Santa Clara, CA (1)	(1)	9/30/2008	$10,200,000	33,257	2002

(1)	Property was acquired from Cole Credit Property Fund II LP, an affiliate of our advisor. Our board of directors, including all of the independent directors, approved the transaction as being fair and reasonable to us, at a price in excess of the cost to Cole Credit Property Fund II LP, but substantial justification exists for such excess, such excess is reasonable and the costs of the interest did not exceed its current fair market value as determined by an independent appraiser approved by our independent directors.
          AT&T has a Standard & Poor’s credit rating of “A” and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “T.”
     In evaluating the AT Santa Clara Property as a potential acquisition and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to the AT Santa Clara Property, other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.
     Because the AT Santa Clara Property is 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the lessee, AT&T, are more relevant to investors than the financial statements of the property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the property is subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to guidance provided by the Securities and Exchange Commission, we have not provided audited financial statements of the properties acquired.
     AT&T currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding AT&T is taken from its previously filed public reports:

	For the Six
	Months Ended	For the Fiscal Year Ended
	June 30, 2008	12/31/2007	12/31/2006	12/31/2005
	(unaudited)		(in millions)
Consolidated Statements of Operations
Revenues	$61,610	$118,928	$63,055	$43,764
Operating Income	12,547	20,404	10,288	6,168
Net Income	7,233	11,951	7,356	4,786

	As of	As of the Fiscal Year Ended
	June 30, 2008	12/31/2007	12/31/2006	12/31/2005
	(unaudited)		(in millions)
Consolidated Balance Sheets
Total Assets	$284,508	$275,644	$270,634	$145,632
Long-term Debt	63,675	57,255	50,063	26,115
Stockholders’ Equity	111,937	115,367	115,540	54,690
     For more detailed financial information regarding AT&T, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov .

SUMMARY FINANCIAL DATA
PAYLESS SHOESOURCE, INC.
          We acquired the following property (the “PL Columbia Property”) leased to Payless ShoeSource Inc., (“Payless”), which is a wholly-owned subsidiary of Collective Brands, Inc (“Collective Brands”) between April 30, 2008, the date of our prospectus, and October 27, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
Columbia, SC (1)	9/30/2008	$1,400,000	5,534	1998

(1)	Property was acquired from Cole Credit Property Fund LP, an affiliate of our advisor. Our board of directors, including all of the independent directors, approved the transaction as being fair and reasonable to us, at a price in excess of the cost to Cole Credit Property Fund LP, but substantial justification exists for such excess, such excess is reasonable and the costs of the interest did not exceed its current fair market value as determined by an independent appraiser approved by our independent directors.
          Payless operates over 4,500 retail stores in 16 countries and territories and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “PSS.”
     In evaluating the PL Columbia Property as a potential acquisition and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to the PL Columbia Property, other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.
     Because the PL Columbia Property is 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the lessee, Payless, are more relevant to investors than the financial statements of the property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the property is subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to guidance provided by the Securities and Exchange Commission, we have not provided audited financial statements of the properties acquired.
     Collective Brands currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding Collective Brands is taken from its previously filed public reports:

	For the 26 Weeks	For the Fiscal Year Ended
	Ended 8/2/2008	2/2/2008	2/3/2007	1/28/2006
	(unaudited)		(in millions)
Consolidated Statements of Operations
Revenues	$1,844.1	$3,035.4	$2,796.7	$2,665.7
Operating Income	64.8	91.3	166.4	117.7
Net Income	27.8	42.7	122.0	66.4

	As of	As of the Fiscal Year Ended
	8/2/2008	2/2/2008	2/3/2007	1/28/2006
	(unaudited)		(in millions)
Consolidated Balance Sheets
Total Assets	$2,650.9	$2,415.2	$1,427.4	$1,314.5
Long-term Debt	1,126.3	914.9	201.7	204.2
Stockholders’ Equity	742.9	702.9	700.1	652.0

          For more detailed financial information regarding Payless, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov .

SUMMARY FINANCIAL DATA
TJX COMPANIES, INC.
          We acquired the following property (the “TJ Staunton Property”) leased to the TJX Companies, Inc., (“TJX”) between April 30, 2008, the date of our prospectus, and October 27, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
Staunton, VA (1)	9/30/2008	$4,300,000	78,823	1988

(1)	Property was acquired from Cole Credit Property Fund II LP, LLC, an affiliate of our advisor. Our board of directors, including all of the independent directors, approved the transaction as being fair and reasonable to us, at a price in excess of the cost to Cole Credit Property Fund II LP, LLC, but substantial justification exists for such excess, such excess is reasonable and the costs of the interest did not exceed its current fair market value as determined by an independent appraiser approved by our independent directors.
          TJX operates 2,500 stores internationally and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “TJX.”
     In evaluating the TJ Staunton Property as a potential acquisition and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to the TJ Staunton Property, other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.
     Because the TJ Staunton property is 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the lessee, TJX, are more relevant to investors than the financial statements of the property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the property is subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to guidance provided by the Securities and Exchange Commission, we have not provided audited financial statements of the properties acquired.
     TJX currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding TJX is taken from its previously filed public reports:

	For the 26 Weeks	For the Fiscal Year Ended
	Ended 7/26/2008	1/26/2008	1/27/2007	1/28/2006
	(unaudited)		(in thousands)
Consolidated Statements of Operations
Revenues	$8,985,417	$18,647,126	$17,404,637	$15,955,943
Operating Income	611,484	1,438,113	1,267,374	1,038,001
Net Income	394,072	771,750	738,039	690,423

	As of	As of the Fiscal Year Ended
	7/26/2008	1/26/2008	1/27/2007	1/28/2006
	(unaudited)		(in thousands)
Consolidated Balance Sheets
Total Assets	$6,792,555	$6,599,934	$6,619,915	$5,496,305
Long-term Debt	1,596,128	1,664,793	1,588,331	1,351,800
Stockholders’ Equity	2,113,574	2,131,245	2,154,278	1,892,654
          For more detailed financial information regarding TJX, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov .

SUMMARY FINANCIAL DATA
BJ’S WHOLESALE CLUB, INC.
          We acquired the following property (the “BJ FT. Lauderdale Property”) leased to the BJ’s Wholesale Club, Inc., (“BJ’s”) between April 30, 2008, the date of our prospectus, and October 27, 2008:

Property Location	Date Acquired	Purchase Price	Square Feet	Year Built
FT. Lauderdale, FL	9/23/2008	$28,272,857	119,598	2007
          BJ’s operates 177 warehouse clubs in 16 states and employs approximately 20,800. BJ’s common stock is publicly traded on the New York Stock Exchange under the ticker symbol “BJ.”
     In evaluating the BJ Ft. Lauderdale Property as a potential acquisition and determining the appropriate amount of consideration to be paid for our interests therein, a variety of factors were considered, including our consideration of property condition reports; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators. After reasonable inquiry, we are not aware of any material factors relating to the BJ Ft. Lauderdale Property, other than those discussed above, that would cause the reported financial information not to be necessarily indicative of future operating results.
     Because the BJ Ft. Lauderdale Property is 100% leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that the financial condition and results of operations of the lessee, BJ’s, are more relevant to investors than the financial statements of the property acquired in order to enable investors to evaluate the credit-worthiness of the lessee. Additionally, because the property is subject to a net lease, the historical property financial statements provide limited information other than rental income, which is disclosed in the section captioned “Investment Objectives and Policies — Real Property Investments” beginning on page 87 of the prospectus. As a result, pursuant to guidance provided by the Securities and Exchange Commission, we have not provided audited financial statements of the properties acquired.
     BJ’s currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding BJ’s is taken from its previously filed public reports:

	For the 26 Weeks	For the Fiscal Year Ended
	Ended 8/2/2008	2/2/2008	2/3/2007	1/28/2006
	(unaudited)		(in thousands)
Consolidated Statements of Operations
Revenues	$5,005,782	$9,005,002	$8,480,218	$7,914,103
Operating Income	86,900	195,291	144,383	214,673
Net Income	53,680	122,861	72,016	128,533

	As of	As of the Fiscal Year Ended
	8/2/2008	2/2/2008	2/3/2007	1/28/2006
	(unaudited)		(in thousands)
Consolidated Balance Sheets
Total Assets	$2,015,441	$2,046,519	$1,993,014	$1,989,849
Long-term Debt	1,436	1,715	2,243	2,737
Stockholders’ Equity	985,542	980,492	1,019,887	1,015,979
          For more detailed financial information regarding BJ’s, please refer to its financial statements, which are publicly available with the Securities and Exchange Commission at http://www.sec.gov .

Cole Credit Property Trust II, Inc.
Pro Forma Consolidated Balance Sheet
As of June 30, 2008
(Unaudited)
     The following unaudited Pro Forma Consolidated Balance Sheet is presented as if the Company had acquired the properties described in Note B to the Pro Forma Consolidated Balance Sheet on June 30, 2008. The Company commenced its initial public offering on June 27, 2005. The Company terminated its initial public offering on May 22, 2007. The Company commenced its follow-on offering of 150,000,000 shares of common stock on May 23, 2007. Of these shares, the Company is offering 143,050,000 shares in a primary offering and 6,000,000 shares pursuant to our distribution reinvestment plan.
     This Pro Forma Consolidated Balance Sheet should be read in conjunction with the historical financial statements and notes thereto for the quarter ended June 30, 2008. The Pro Forma Consolidated Balance Sheet is unaudited and is not necessarily indicative of what the actual financial position would have been had the Company completed the above transactions on June 30, 2008, nor does it purport to represent its future financial position. This Pro Forma Consolidated Balance sheet only includes the significant property acquisitions pursuant to SEC Rule 3-14 of Regulation S-X and significant mortgage loan acquisitions.

Cole Credit Property Trust II, Inc.
Pro Forma Consolidated Balance Sheet
As of June 30, 2008
(Unaudited)

	June 30,	Acquisition	Pro Forma
	2008,	Pro Forma	June 30,
	As Reported	Adjustments	2008
	(a)	(b)
ASSETS
Investment in real estate assets:
Land	$561,525,098	$150,950,763	$712,475,861
Buildings and improvements, less accumulated depreciation of $42,671,369 at June 30, 2008	1,365,441,696	461,085,356	1,826,527,052
Real estate assets under direct financing leases, net of unearned income of $20,952,672 at June 30, 2008	38,962,331	—	38,962,331
Acquired intangible lease assets, less accumulated amortization of $24,002,976 at June 30, 2008	270,763,301	54,479,375	325,242,676

Total real estate assets	2,236,692,426	666,515,494	2,903,207,920
Investment in mortgages receivable, less accumulated amortization of $392,833 at June 30, 2008	86,117,652	—	86,117,652

Total investment in real estate assets	2,322,810,078	666,515,494	2,989,325,572

Cash and cash equivalents	43,801,769	(43,801,769)	—
Restricted cash	8,347,978	—	8,347,978
Rents and tenant receivables, less allowance for doubtful accounts of $1,502,004 at June 30, 2008	12,405,416	—	12,405,416
Prepaid expenses, mortgage loan deposits and other assets	1,476,963	—	1,476,963
Deferred financing costs, less accumulated amortization of $3,792,856 at June 30, 2008	19,860,216	4,185,171	24,045,387

Total assets	$2,408,702,420	$626,898,896	$3,035,601,316

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable	$1,038,583,645	$311,733,660	$1,350,317,305
Accounts payable and accrued expenses	9,162,304	—	9,162,304
Escrowed investor proceeds	2,796,522	—	2,796,522
Due to affiliates	640,479	—	640,479
Acquired below market lease intangibles, less accumulated amortization of $6,005,464 at June 30, 2008	114,314,242	11,302,969	125,617,211
Distributions payable	8,012,300	—	8,012,300
Deferred rent and other liabilities	4,452,587	—	4,452,587

Total liabilities	1,177,962,079	323,036,629	1,500,998,708

Redeemable common stock	38,484,278	—	38,484,278

Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding at June 30, 2008	—	—	—
Common stock, $.01 par value; 240,000,000 shares authorized, 144,589,086 shares issued and outstanding at June 30, 2008	1,445,891	337,625	1,783,516
Capital in excess of par value	1,268,578,715	303,524,643	1,572,103,358
Accumulated distributions in excess of earnings	(77,768,543)	—	(77,768,543)

Total stockholders’ equity	1,192,256,063	303,862,268	1,496,118,331

Total liabilities and stockholders’ equity	$2,408,702,420	$626,898,896	$3,035,601,316

See accompanying Notes to Pro Forma Consolidated Financial Statements (Unaudited).

Cole Credit Property Trust II, Inc.
Pro Forma Consolidated Statement of Operations
For the Six Months Ended June 30, 2008
(Unaudited)
     The following unaudited Pro Forma Consolidated Statement of Operations is presented as if the Company had acquired the properties described in Note C to the Pro Forma Consolidated Statements of Operations on January 1, 2008 or the date significant operations commenced.
     This Pro Forma Consolidated Statement of Operations should be read in conjunction with the historical financial statements and notes thereto for the six months ended June 30, 2008. The Pro Forma Consolidated Statement of Operations is unaudited and is not necessarily indicative of what the actual results of operations would have been had the Company completed the above transactions on the later of January 1, 2008 or commencement of operations, nor does it purport to represent its future operations. This Pro Forma Consolidated Statement of Operations only includes the significant acquisitions pursuant to SEC Rule 3-14 of Regulation S-X and significant mortgage loan acquisitions.

	For the			Pro Forma for the
	Six Months Ended	Acquisition		Six Months
	June 30, 2008	Pro Forma		Ended
	As Reported	Adjustments		June 30, 2008
	(a)	(c)
Revenues:
Rental and other income	$76,072,272	$25,003,282	(d)	$101,075,554
Tenant reimbursement income	4,044,098	330,735		4,374,833
Earned income from direct financing leases	1,117,755	—		1,117,755
Interest income on mortgages receivable	3,554,262	—		3,554,262

Total Revenue	84,788,387	25,334,017		110,122,404

Expenses:
General and administrative	2,079,890	31,417		2,111,307
Property operating expenses	6,140,183	407,172		6,547,355
Property and asset management fees	3,954,929	1,317,348	(e)(f)	5,272,277
Depreciation	17,992,484	6,373,202	(g)	24,365,686
Amortization	9,495,169	2,967,155	(g)	12,462,324
Impairment of real estate assets	3,550,000	—		3,550,000

Total operating expenses	43,212,655	11,096,294		54,308,949

Operating income	41,575,732	14,237,723		55,813,455

Other income (expense):
Interest income	628,276	—		628,276
Interest expense	(34,569,901)	(10,390,567	)(h)	(44,960,468)

Total other expense	(33,941,625)	(10,390,567)		(44,332,192)

Net income	$7,634,107	$3,847,156		$11,481,263

Net income per common share:
Basic and diluted	$0.06			$0.07

Weighted average number of common shares outstanding:
Basic	117,448,582	43,163,144	(i)	160,611,726

Diluted	117,451,552	43,163,144	(i)	160,614,696

See accompanying Notes to Pro Forma Consolidated Financial Statements (Unaudited)

Cole Credit Property Trust II, Inc.
Notes to Pro Forma Consolidated Financial Statements
June 30, 2008
(Unaudited)
a.	Reflects the Company’s historical balance sheet as of June 30, 2008 and the Company’s historical results of operations for the six months ended June 30, 2008.

b.	Reflects preliminary purchase price allocations related to the following 2008 acquisitions completed subsequent to June 30, 2008:
Completed Acquisitions

The WG Rome property, the WG Columbus property, the PM McCarran property, the PM Chattanooga property, the PM Daytona Beach property, the PM Fredericksburg property, the HD Lakewood property, the WG Mobile property, the LO Chester property, BJ Ft. Lauderdale property, the Winter Garden Village property, the Cumming Town Center property, the BB Las Cruces property, the ST Angola property, the TJ Staunton property, the AT Santa Clara property, CV Columbia (Nashville) property, the CV Columbia (James Campbell), the WG Crossville property, the WG Tulsa property, the WG Jacksonville property, the WG Newton property, the CV Hamilton property, the WG Akron property, the WG Seattle property, the WG LaMarque property, the CV Mechanicsville property, the OD Laurel property, the HD Colma property, the WG Saginaw property, the WG Tulsa property, the WG Broken Arrow property, the OD London property, the PL Columbia property, the CV Atlanta property and the TS Baldwinsville property.

Probable Acquisitions

The WG Evansville property and the Church’s Chicken properties.

c.	Reflects the pro forma results of operations for the six months ended June 30, 2008 for the following acquisitions (collectively the “Pro Forma Properties”):

Completed Acquisitions

The TS Rome property, the SB Altus property, the CM Greenville property, the Millstein Audit properties, the Millstein Public Tenant properties, The FE Mishawaka property, the SB Stillwater property, the WG Oneida property, the SB Memphis property, the SB Ponca City property, the SB Kingsport property, the WG Batesville property, the TS Clovis property, the BJ’s Haverhill property, the WG Elmira property, the TS Carroll property, the CV Onley property, WG Hibbing property, the WG Essex property, the WG Bath property, the WG Chino Valley property, the KO Grand Forks property, the WG Albany property, the WG Rome property, the WG Columbus property, the PM Chattanooga property, the PM Daytona Beach property, the PM Fredericksburg property, the HD Lakewood property, the WG Mobile property, the LO Chester property, BJ Ft. Lauderdale property, the Winter Garden Village property, the Cumming Town Center property, the BB Las Cruces property, the ST Angola property, the TJ Staunton property, the AT Santa Clara property, CV Columbia (Nashville) property, the CV Columbia (James Campbell), the WG Crossville property, the WG Tulsa property, the WG Jacksonville property, the WG Newton property, the CV Hamilton property, the WG Akron property, the WG Seattle property, the WG LaMarque property, the CV Mechanicsville property, the OD Laurel property, the HD Colma property, the WG Saginaw property, the WG Tulsa property, the WG Broken Arrow property, the OD London property, the PL Columbia property, the CV Atlanta property and the TS Baldwinsville property were acquired during 2008.

Probable Acquisitions

The WG Evansville property and the Church’s Chicken properties.
d.	Represents the straight line rental revenues and amortization of above and below market leases for the Pro Forma Properties in accordance with their respective lease agreements.

e.	Reflects the annualized asset management fee of 0.25% (a monthly rate of 0.02083%) of the aggregate asset value of the Pro Forma Properties’ which is payable to our Advisor.

Cole Credit Property Trust II, Inc.
Notes to Pro Forma Consolidated Financial Statements
June 30, 2008
(Unaudited)
f.	Reflects the property management fee equal to 2% of gross revenues of the Pro Forma Properties which is payable to an affiliate of our Advisor.

g.	Represents depreciation and amortization expense for the Pro Forma Properties. Depreciation and amortization expense are based on the Company’s preliminary purchase price allocation. All assets are depreciated on a straight line basis. The estimated useful lives of our assets by class are generally as follows:

Building	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lesser of useful life or lease term
h.	Represents interest expense associated with the debt incurred to finance the Pro Forma Properties.

Cole Credit Property Trust II, Inc.
Notes to Pro Forma Consolidated Financial Statements
June 30, 2008
(Unaudited)
The following table provides certain information about each of the loans:
Fixed Rate Tranches

			Maturity
Property	Amount	Interest Rate	Date
CM Greenville	$15,125,000	5.90%	12/1/2016
TS Carroll	1,213,630	5.87%	9/30/2010
CV Onley	3,328,988	5.87%	9/30/2010
WG Hibbing	2,548,624	5.87%	9/30/2010
WG Essex	3,937,017	5.87%	9/30/2010
WG Bath	2,590,065	5.87%	9/30/2010
WG Chino Valley	3,298,040	5.87%	9/30/2010
KO Grand Forks	5,173,099	5.87%	9/30/2010
HD Lakewood	8,350,000	5.80%	8/10/2031
MT Winter Garden	105,700,000	6.10%	10/1/2015
MT Cumming	33,700,000	6.10%	10/1/2015
PL Columbia	860,000	4.29%	12/11/2008
WG Jacksonville	2,510,750	4.29%	12/11/2008
CV Hamilton	1,787,500	4.29%	12/11/2008
WG Seattle	3,349,500	4.29%	12/11/2008
WG LaMarque	2,277,000	4.29%	12/11/2008
CV Mechanicville	1,290,000	4.29%	12/11/2008
OD Laurel	1,270,000	4.29%	12/11/2008
HD Colma	21,613,000	4.80%	4/11/2009
WG Saginaw	2,282,500	4.29%	12/11/2008
WG Tulsa	1,215,500	4.29%	12/11/2008
WG Broken Arrow	1,127,500	4.29%	12/11/2008
OD London	1,680,000	4.29%	12/11/2008
BB Las Cruces	3,809,000	4.46%	5/11/2011
ST Angola	1,999,000	4.46%	5/11/2011
TJ Staunton	3,116,000	4.46%	5/11/2011
AT Santa Clara	6,032,000	4.46%	5/11/2011
WG Tulsa	1,926,000	4.46%	5/11/2011
WG Crossville	2,753,000	4.46%	5/11/2011
CV Columbia (Nashville)	1,715,000	6.44%	6/11/2011
CV Columbia (James Campbell)	1,735,000	6.44%	6/11/2011
WG Newton	2,393,000	5.06%	10/11/2009
TS Baldwinsville	2,024,013	6.00%	12/1/2025

Cole Credit Property Trust II, Inc.
Notes to Pro Forma Consolidated Financial Statements
June 30, 2008
(Unaudited)
Variable Rate Tranches

			Maturity
Property	Amount	Interest Rate (2)	Date
AR New Castle	$1,063,201	LIBOR + 1.95%	2/1/2009 (1)
BA Delray Beach	10,632,014	LIBOR + 1.95%	2/1/2009 (1)
MU Houston	13,467,218	LIBOR + 1.95%	2/1/2009 (1)
CM Pineville	7,017,129	LIBOR + 1.95%	2/1/2009 (1)
CM Raleigh	6,520,969	LIBOR + 1.95%	2/1/2009 (1)
CC Kennesaw	14,176,019	LIBOR + 1.95%	2/1/2009 (1)
OD Alcoa	2,888,364	LIBOR + 1.95%	2/1/2009 (1)
AS Lufkin	3,685,765	LIBOR + 1.95%	2/1/2009 (1)
BS Atlanta	1,754,282	LIBOR + 1.95%	2/1/2009 (1)
CV Indianapolis	2,675,724	LIBOR + 1.95%	2/1/2009 (1)
MA Indianapolis	10,242,174	LIBOR + 1.95%	2/1/2009 (1)
BC Voorhees	3,189,604	LIBOR + 1.95%	2/1/2009 (1)
BB Wichita	8,080,331	LIBOR + 1.95%	2/1/2009 (1)
FE Mishawaka	2,799,764	LIBOR + 1.95%	2/1/2009 (1)
WG Oneida	3,170,821	LIBOR + 2.00%	9/5/2010
WG Brentwood	3,560,379	LIBOR + 2.00%	9/5/2010
WG Harriman	3,208,594	LIBOR + 2.00%	9/5/2010
WG Batesville	3,359,003	LIBOR + 2.00%	9/5/2010
TS Clovis	1,931,695	LIBOR + 2.00%	9/5/2010
BJ Haverhill	12,246,693	LIBOR + 2.00%	9/5/2010
WG Elmira	3,835,614	LIBOR + 2.00%	9/5/2010
WG Olivette	4,746,829	LIBOR + 2.50%	9/3/2011
WG Columbia	3,805,712	LIBOR + 2.50%	9/3/2011
WG Beverly Hills	2,184,620	LIBOR + 2.50%	9/3/2011
WG Waco	2,184,620	LIBOR + 2.50%	9/3/2011
WG Albany	2,791,459	LIBOR + 2.50%	9/3/2011
WG Rome	2,758,358	LIBOR + 2.50%	9/3/2011
WG Columbus	2,730,775	LIBOR + 2.50%	9/3/2011
WG Akron	1,900,000	LIBOR + 2.00%	6/6/2009

(1)	Partial repayment of 17% of total loan is due May 1, 2008.

(2)	Interest rate used in the calculation is the average of the applicable LIBOR rate for the period presented plus the applicable spread.
i.	Represents a pro forma adjustment to the weighted average common shares outstanding to reflect all shares outstanding on June 30, 2008 as though they were issued on January 1, 2008. As the Company had insufficient capital at January 1, 2008 to acquire the respective properties which are included in the pro forma results of operations, it is necessary to assume all of the shares outstanding as of June 30, 2008 were outstanding on January 1, 2008.

Cole Credit Property Trust II, Inc.
Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2007
(Unaudited)
     The following unaudited Pro Forma Consolidated Statement of Operations is presented as if the Company had acquired the properties described in Notes B and C to the Pro Forma Consolidated Statements of Operations on January 1, 2007 or the date significant operations commenced.
     This Pro Forma Consolidated Statement of Operations should be read in conjunction with the historical financial statements and notes thereto for the year ended December 31, 2007 as included elsewhere in this document. The Pro Forma Consolidated Statement of Operations is unaudited and is not necessarily indicative of what the actual results of operations would have been had the Company completed the above transactions on the later of January 1, 2007 or commencement of operations, nor does it purport to represent its future operations. This Pro Forma Consolidated Statement of Operations only includes the significant acquisitions pursuant to SEC Rule 3-14 of Regulation S-X and significant mortgage loan acquisitions.

						Pro Forma,
		Total		Total		For the Year
	For the Year Ended	2007 Acquisitions		2008 Acquisitions		Ended
	December 31, 2007	Pro Forma		Pro Forma		December 31,
	As Reported	Adjustments		Adjustments		2007
	(a)	(b)		(c)
Revenues:
Rental income	$82,491,639	$22,959,127	(d)	$42,884,998	(d)	$148,335,764
Tenant reimbursement income	5,161,162	907,874		76,792		6,145,828
Earned income from direct financing leases	1,075,412	1,210,213		—		2,285,625
Interest earned on mortgage receivable	1,113,937	5,007,090	(e)	—		6,121,027

Total revenue	89,842,150	30,084,304		42,961,790		162,888,244

Expenses:
General and administrative	2,011,322	180,916		102,389		2,294,627
Property operating expenses	6,466,677	1,003,112		96,216		7,566,005
Property and asset management fees	4,184,271	1,477,496	(g)	2,141,842	(g)	7,803,609
Depreciation	20,460,219	4,956,605		9,870,229	(h)	35,287,053
Amortization	10,022,054	4,221,208		5,165,988	(h)	19,409,250
Impairment of real estate assets	5,400,000	—		—		5,400,000

Total operating expenses	48,544,543	11,839,337		17,376,664		77,760,544

Real estate operating income	41,297,607	18,244,967		25,585,126		85,127,700

Other income (expense):
Interest income	2,258,158	—		—		2,258,158
Interest expense	(39,075,748)	(11,554,885	)(i)	(19,528,697	)(j)	(70,159,330)

Total other income (expense)	(36,817,590)	(11,554,885)		(19,528,697)		(67,901,172)

Net income	$4,480,017	$6,690,082		$6,056,429		$17,226,528

Net income per common share:
Basic and diluted	$0.07					$0.12

Weighted average number of common shares outstanding:
Basic	60,929,996	32,509,789	(k)	50,152,911	(k)	143,592,696

Diluted	60,931,316	32,509,789	(k)	50,152,911	(k)	143,594,016

See accompanying Notes to Pro Forma Consolidated Financial Statements (Unaudited).

Cole Credit Property Trust II, Inc.
Notes to Pro Forma Consolidated Financial Statements
For the Year Ended December 31, 2007
(Unaudited)
a.	Reflects the Company’s historical results of operations for the year ended December 31, 2007

b.	Reflects the pro forma results of operations for the year ended December 31, 2007 for the following properties (collectively, the “2007 Acquisitions”): the AS Katy Property, the AH St. John Property, the MT Omaha Property, the WG Shreveport Property, the OM Orangeburg Property, the WG Cincinnati Property, the WG Madeira Property, the WG Sharonville Property, the TS Ankeny Property, the OD Enterprise Property, the MT Fairview Heights Property, the RA Lima Property, the RA Plains Property, the SC Anderson Property, the TS Fredericksburg Property, the TS Greenfield Property, the TS Marinette Property, the TS Navasota Property, the ST Greenville Property, the WG Bridgetown Property, the WG Dallas Property, the WM New London Property, the WM Spencer Property, the TS Paw Paw Property, the TS Fairview Property, the CV Florence Property, the RA Allentown Property, the WG Bryan Property, the WG Harris County Property, the RA Fredericksburg Property, the ST Warsaw Property, the BD Rapid City Property, the BD Reading Property, the WG Gainesville Property, the CH Fredericksburg Property, the TS Baytown Property, the SB Covington Property, the SB Sedalia Property, the KG La Grange Property, the LZ Kentwood Property, the CC Mesquite Property, the TS Prior Lake Property, the ST Guntersville Property, the LO Cincinnati Property, the WG Fort Worth Property, the KO Lake Zurich Property, the CC Groveland Property, the ED Salt Lake City Property, the WG Kansas City (Linwood) Property, the WG Kansas City (Troost) Property, the WG Kansas City (63rd St) Property, the WG Kansas City (Independence) Property, the WG Topeka Property, the CNL Portfolio Properties, the CC Taunton Property, the FE Peoria Property, the FE Walker Property, the WM Bay City Property, the CC Aurora property, the HD Bedford Park Property, the WG Dallas (DeSoto) Property, the WG Richmond Property, the WM Washington Property, MT Broadview Property, the WM Borger Property, the WM Whiteville Property, the WG Brentwood Property, the SB Bowling Green Property, the WG Harriman Property, the SB Shawnee Property, the SB Oklahoma City Property, the SB Powell Property, the SB Maryville Property, the SB Seymour Property, the SB Chattanooga Property, the WG Waco Property, the WG Beverly Hills Property and the WG (Seymour) Cincinnati Property.

c.	Reflects the pro forma results of operations for the year ended December 31, 2007 for the following properties (collectively, the “2008 Acquisitions”) :

Completed Acquisitions

The TS Rome property, the SB Altus property, the CM Greenville property, the Millstein Audit properties, the Millstein Public Tenant properties, The FE Mishawaka property, the SB Stillwater property, the WG Oneida property, the SB Memphis property, the SB Ponca City property, the SB Kingsport property, the WG Batesville property, the TS Clovis property, the BJ’s Haverhill property, the WG Elmira property, the TS Carroll property, the CV Onley property, WG Hibbing property, the WG Essex property, the WG Bath property, the WG Chino Valley property, the KO Grand Forks property, the WG Albany property, the WG Rome property, the WG Columbus property, the PM McCarran property, the PM Chattanooga property, the PM Daytona Beach property, the PM Fredericksburg property, the HD Lakewood property, the WG Mobile property, the LO Chester property, BJ Ft. Lauderdale property, the Winter Garden Village property, the Cumming Town Center property, the BB Las Cruces property, the ST Angola property, the TJ Staunton property, the AT Santa Clara property, CV Columbia (Nashville) property, the CV Columbia (James Campbell), the WG Crossville property, the WG Tulsa property, the WG Jacksonville property, the WG Newton property, the CV Hamilton property, the WG Akron property, the WG Seattle property, the WG LaMarque property, the CV Mechanicsville property, the OD Laurel property, the HD Colma property, the WG Saginaw property, the WG Tulsa property, the WG Broken Arrow property, the OD London property, the PL Columbia property, the CV Atlanta property and the TS Baldwinsville property.

Probable Acquisitions

The WG Evansville property and the Church’s Chicken properties.

d.	Represents the straight line rental revenues and amortization of above and below market leases for the Pro Forma Properties in accordance with their respective lease agreements.

e.	Represents a pro forma adjustment related to interest income earned on the Company’s portfolio of mortgage notes that bear interest at a rate of 8.60% to 10.47%.

f.	Reflects the annualized asset management fee of 0.25% (a monthly rate of 0.02083%) of the aggregate asset value of the Pro Forma Properties’ which is payable to our Advisor.

g.	Reflects the property management fee equal to 2% of gross revenues of the Pro Forma Properties which is payable to an affiliate of our Advisor.

Cole Credit Property Trust II, Inc.
Notes to Pro Forma Consolidated Financial Statements — (Continued)
For the Year Ended December 31, 2007
(Unaudited)
h.	Represents depreciation and amortization expense for the Pro Forma Properties. Depreciation and amortization expense are based on the Company’s preliminary purchase price allocation. All assets are depreciated on a straight line basis. The estimated useful lives of our assets by class are generally as follows:

Building	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lesser of useful life or lease term
i.	Represents interest expense associated with the debt incurred to finance the acquisitions of the 2007 Acquisitions.
The following table provides certain information about each of the loans:
Fixed Rate Tranches

			Maturity
Property	Amount	Interest Rate	Date
AS Katy	$68,250,000	5.606%	2/1/2017
OD Enterprise	1,850,000	6.291%	3/1/2017
MT Omaha	23,400,000	5.534%	3/1/2017
TS Ankeny	1,950,000	5.649%	5/1/2017
OM Orangeburg	1,875,000	5.608%	4/1/2012
WG Cincinnati	3,341,000	6.001%	9/1/2016
WG Sharonville	2,655,000	5.615%	4/1/2012
WG Madeira	2,876,000	5.702%	4/1/2012
RA Fredericksburg	2,979,000	5.920%	5/11/2017
ST Warsaw	1,850,000	5.733%	6/1/2017
WG Shreveport	2,815,000	5.560%	4/11/2017
AH St. John	4,420,000	5.650%	7/11/2017
TS Greenfield	2,227,500	5.570%	7/1/2017
TS Marinette	1,918,000	5.649%	5/1/2017
TS Paw Paw	2,048,000	5.649%	5/1/2017
MT Fairview Heights (Lincoln Place)	35,432,000	5.696%	5/1/2017
RA Plains	3,380,000	5.599%	5/1/2017
TS Navasota	2,050,000	5.800%	5/11/2017
RA Lima	3,103,000	5.733%	6/1/2017
SC Anderson	8,160,000	5.800%	5/11/2017
ST Greenville	2,955,000	5.510%	5/1/2017
TS Fredericksburg	2,031,250	5.536%	7/1/2017
WG Bridgetown	3,043,000	5.800%	5/11/2017
WG Dallas	2,175,000	5.763%	6/1/2017
WM New London	1,778,000	5.800%	5/11/2017
WM Spencer	1,377,000	5.800%	6/11/2017
CVS Florence	1,706,250	5.733%	6/1/2017
RA Allentown	3,615,000	5.783%	6/1/2017
WG Bryan	4,111,000	5.700%	6/11/2017
WG Harris County	3,673,000	5.700%	6/11/2017
TS Fairview	1,930,500	5.593%	6/1/2017
BD Rapid City	4,393,000	5.660%	6/11/2017
BD Reading	4,257,000	5.660%	6/11/2017
WG Gainesville	2,465,000	5.600%	6/11/2017
CH Fredericksburg	1,504,000	5.550%	6/11/2017
TS Baytown	2,251,000	5.600%	6/11/2017
AS Houston	3,825,000	5.711%	7/1/2017
BB Evanston	5,900,000	5.711%	7/1/2017
BB Warwick	5,350,000	5.711%	7/1/2017
EK Mantua	1,470,000	5.711%	7/1/2017

Cole Credit Property Trust II, Inc.
Notes to Pro Forma Consolidated Financial Statements — (Continued)
For the Year Ended December 31, 2007
(Unaudited)

			Maturity
Property	Amount	Interest Rate	Date
EK Vineland	$3,500,000	5.711%	7/1/2017
WC Eureka	11,247,000	5.711%	7/1/2017
KG La Grange	4,750,000	5.205%	7/1/2012
LZ Kentwood	3,602,000	5.322%	7/1/2012
CC Mesquite	4,305,000	5.322%	7/1/2012
TS Prior Lake	3,283,250	5.733%	7/1/2017
ST Guntersville	2,161,250	5.235%	8/1/2012
LO Cincinnati	13,800,000	5.550%	8/11/2017
WG Fort Worth	3,675,000	5.550%	8/11/2017
KO Lake Zurich	9,075,000	5.550%	8/11/2017
CC Groveland	20,250,000	5.550%	8/11/2017
EDS Salt Lake City	18,000,000	5.550%	8/11/2017
WG Kansas City (Linwood)	2,437,500	5.693%	8/1/2017
WG Kansas City (Troost)	2,464,000	5.793%	8/1/2017
WG Kansas City (63rd St)	3,034,500	5.793%	8/1/2017
WG Kansas City (Independence)	2,990,000	5.693%	8/1/2017
WG Topeka	1,870,000	5.793%	8/1/2017
EK Mableton	1,197,000	5.674%	8/1/2017
EK Chattanooga	1,920,000	5.674%	8/1/2017
AS North Richland Hills	4,217,000	5.833%	8/1/2017
CV Amarillo	1,741,000	5.833%	8/1/2017
AS Baton Rouge	4,687,000	5.833%	8/1/2017
AS Houston (Breton)	3,045,000	5.833%	8/1/2017
AS Houston (Southwest)	4,625,000	5.833%	8/1/2017
DB Addison	5,600,000	5.564%	8/1/2017
CV Del City	2,631,000	5.824%	8/1/2017
CC Taunton	4,323,000	5.322%	8/1/2012
FE Peoria	2,080,000	5.604%	8/1/2017
FE Walker	4,669,000	6.302%	9/1/2012
CC Aurora	4,777,000	6.302%	9/1/2017
Broadview Village Square Chicago	31,500,000	5.861%	10/1/2017
Variable Rate Tranches

			Maturity
Property	Amount	Interest Rate (1)	Date
RA Fredericksburg	$1,353,000	LIBOR + 2%	8/2/2007
WG Shreveport	497,000	LIBOR + 2%	6/22/2007
AH St. John	780,000	LIBOR + 2%	9/12/2007
TS Navasota	362,000	LIBOR + 2%	7/18/2007
SC Anderson	1,440,000	LIBOR + 2%	7/2/2007
WG Bridgetown	537,000	LIBOR + 2%	8/30/2007
WM New London	313,000	LIBOR + 2%	8/9/2007
WM Spencer	243,000	LIBOR + 2%	8/3/2007
WG Bryan	949,000	LIBOR + 2%	8/18/2007
WG Harris County	848,000	LIBOR + 2%	8/18/2007
BD Rapid City	776,000	LIBOR + 2%	9/1/2007
BD Reading	752,000	LIBOR + 2%	9/1/2007
WG Gainesville	435,000	LIBOR + 2%	9/1/2007
CH Fredericksburg	347,000	LIBOR + 2%	9/5/2007
TS Baytown	397,000	LIBOR + 2%	9/11/2007
HD Bedford Park	21,250,000	LIBOR + 1.5%	9/13/2008
Cracker Barrel Notes	36,290,338	LIBOR + 2%	3/31/2008
LoJon/Car Par Notes	35,000,000	LIBOR + 2.75%	3/27/2008

(1)	Interest rate used in the calculation is the average of the applicable LIBOR rate for the period presented plus the applicable spread.

Cole Credit Property Trust II, Inc.
Notes to Pro Forma Consolidated Financial Statements — (Continued)
For the Year Ended December 31, 2007
(Unaudited)
j.	Represents interest expense associated with the debt incurred to finance the 2008 Acquisitions.
The following table provides certain information about each of the loans:
Fixed Rate Tranches

			Maturity
Property	Amount	Interest Rate	Date
CM Greenville	$15,125,000	5.90%	12/1/2016
TS Carroll	1,213,630	5.87%	9/30/2010
CV Onley	3,328,988	5.87%	9/30/2010
WG Hibbing	2,548,624	5.87%	9/30/2010
WG Essex	3,937,017	5.87%	9/30/2010
WG Bath	2,590,065	5.87%	9/30/2010
WG Chino Valley	3,298,040	5.87%	9/30/2010
KO Grand Forks	5,173,099	5.87%	9/30/2010
HD Lakewood	8,350,000	5.80%	8/10/2031
MT Winter Garden	105,700,000	6.10%	10/1/2015
MT Cumming	33,700,000	6.10%	10/1/2015
PL Columbia	860,000	4.29%	12/11/2008
WG Jacksonville	2,510,750	4.29%	12/11/2008
CV Hamilton	1,787,500	4.29%	12/11/2008
WG Seattle	3,349,500	4.29%	12/11/2008
WG LaMarque	2,277,000	4.29%	12/11/2008
CV Mechanicville	1,290,000	4.29%	12/11/2008
OD Laurel	1,270,000	4.29%	12/11/2008
HD Colma	21,613,000	4.80%	4/11/2009
WG Saginaw	2,282,500	4.29%	12/11/2008
WG Tulsa	1,215,500	4.29%	12/11/2008
WG Broken Arrow	1,127,500	4.29%	12/11/2008
OD London	1,680,000	4.29%	12/11/2008
BB Las Cruces	3,809,000	4.46%	5/11/2011
ST Angola	1,999,000	4.46%	5/11/2011
TJ Staunton	3,116,000	4.46%	5/11/2011
AT Santa Clara	6,032,000	4.46%	5/11/2011
WG Tulsa	1,926,000	4.46%	5/11/2011
WG Crossville	2,753,000	4.46%	5/11/2011
CV Columbia (Nashville)	1,715,000	6.44%	6/11/2011
CV Columbia (James Campbell)	1,735,000	6.44%	6/11/2011
WG Newton	2,393,000	5.06%	10/11/2009
TS Baldwinsville	2,024,013	6.00%	12/1/2025

Cole Credit Property Trust II, Inc.
Notes to Pro Forma Consolidated Financial Statements — (Continued)
For the Year Ended December 31, 2007
(Unaudited)
Variable Rate Tranches

			Maturity
Property	Amount	Interest Rate (2)	Date
AR New Castle	$1,063,201	LIBOR + 1.95%	2/1/2009 (1)
BA Delray Beach	10,632,014	LIBOR + 1.95%	2/1/2009 (1)
MU Houston	13,467,218	LIBOR + 1.95%	2/1/2009 (1)
CM Pineville	7,017,129	LIBOR + 1.95%	2/1/2009 (1)
CM Raleigh	6,520,969	LIBOR + 1.95%	2/1/2009 (1)
CC Kennesaw	14,176,019	LIBOR + 1.95%	2/1/2009 (1)
OD Alcoa	2,888,364	LIBOR + 1.95%	2/1/2009 (1)
AS Lufkin	3,685,765	LIBOR + 1.95%	2/1/2009 (1)
BS Atlanta	1,754,282	LIBOR + 1.95%	2/1/2009 (1)
CV Indianapolis	2,675,724	LIBOR + 1.95%	2/1/2009 (1)
MA Indianapolis	10,242,174	LIBOR + 1.95%	2/1/2009 (1)
BC Voorhees	3,189,604	LIBOR + 1.95%	2/1/2009 (1)
BB Wichita	8,080,331	LIBOR + 1.95%	2/1/2009 (1)
FE Mishawaka	2,799,764	LIBOR + 1.95%	2/1/2009 (1)
WG Oneida	3,170,821	LIBOR + 2.00%	9/5/2010
WG Brentwood	3,560,379	LIBOR + 2.00%	9/5/2010
WG Harriman	3,208,594	LIBOR + 2.00%	9/5/2010
WG Batesville	3,359,003	LIBOR + 2.00%	9/5/2010
TS Clovis	1,931,695	LIBOR + 2.00%	9/5/2010
BJ Haverhill	12,246,693	LIBOR + 2.00%	9/5/2010
WG Elmira	3,835,614	LIBOR + 2.00%	9/5/2010
WG Olivette	4,746,829	LIBOR + 2.50%	9/3/2011
WG Columbia	3,805,712	LIBOR + 2.50%	9/3/2011
WG Beverly Hills	2,184,620	LIBOR + 2.50%	9/3/2011
WG Waco	2,184,620	LIBOR + 2.50%	9/3/2011
WG Albany	2,791,459	LIBOR + 2.50%	9/3/2011
WG Rome	2,758,358	LIBOR + 2.50%	9/3/2011
WG Columbus	2,730,775	LIBOR + 2.50%	9/3/2011
WG Akron	1,900,000	LIBOR + 2.00%	6/6/2009

(1)	Partial repayment of 17% of total loan is due May 1, 2008.

(2)	Interest rate used in the calculation is the average of the applicable LIBOR rate for the period presented plus the applicable spread.
k.	Represents a pro forma adjustment to the weighted average common shares outstanding to reflect all shares outstanding on December 31, 2007 as though they were issued on January 1, 2007. As the Company had insufficient capital at January 1, 2007 to acquire the respective properties which are included in the pro forma results of operations, it is necessary to assume all of the shares outstanding as of December 31, 2007 were outstanding on January 1, 2007.

APPENDIX B

COLE CREDIT PROPERTY TRUST II, INC. For Prospectus dated April 30, 2008 Subscription Agreement for the Purchase of Common Stock of Cole Credit Property Trust II, Inc. Please read this Subscription Agreement/Signature Page and the Terms and Conditions before signing. A-INVESTMENT Initial Subscription (Minimum $2,500) Purchase of Cole Credit Property Trust II, Inc. Shares Additional Subscription (Minimum $1,000) REGISTERED REPRESENTATIVE PURCHASE Check enclosed for Subscription Amount $ = RIA — See Section G Subscription Amount Wired Total $ Invested = # of Shares x $10 x $10 Check Sent Separately A completed Subscription Agreement is required for each initial and additional investment. B — TYPE OF OWNERSHIP NON-CUSTODIAL OWNERSHIP (Make Check Payable To: Wells Fargo Bank, N.A., Escrow Agent for Cole Credit Property Trust II, Inc.) (Starter checks are NOT accepted) Individual Ownership Corporate Ownership Uniform Gifts to Minors Act: State of: Joint Tenants with Right of Survivorship Partnership Ownership Custodian for Community Property LLC Ownership Pension or Profit Sharing Plan Tenants — in — Common TOD (Fill out TOD Form to effect designation) Others (specify) Other (specify) Taxable Exempt under § 501A Trust (Specify, i.e. Family, Living, Name of Trustee/ Other Administrator Revocable,etc.) Taxable Grantor A or B Date Trust Established Name of Trustee/Other Administrator CUSTODIAL OWNERSHIP CUSTODIAN INFORMATION Sterling Trust Company (set up fee waived and annual fees discounted) or (Make check payable to the custodian listed and send ALL paperwork directly to the custodian.) Name of Custodian or Trustee Roth IRA Traditional IRA Mailing Address Simplified Employee Pension/Trust (S.E.P) KEOGH City State Zip Pension or Profit Sharing Plan Taxable Exempt under § 501A Investor’s Custodian Account # Name of Trustee/Other Administrator Custodian Telephone No. Other (specify) Custodian Tax ID # C — SUBSCRIBER INFORMATION Subscriber Name Mr. Mrs. Ms. Co-Subscriber Social Security # or Taxpayer ID # Social Security # (Co-Subscriber) Date of Birth/ Date of Incorporation Date of Birth (Co-Subscriber) Mailing Address Home Telephone No. City State Zip Business Telephone No. Street Address (if different from mailing address or mailing address is a P.O. Box) E-mail Address Please Indicate Citizenship Status U.S Citizen Resident Alien City State Zip Non-Resident Alien Employee or Affiliate INTERESTED PARTY (Optional) If you would like a duplicate copy of all communications the Company sends to you to be sent to an additional party (such as your accountant or financial advisor), please complete the following. Name of Interested Party Name of Firm Street Address or P.O. Box Business Telephone No. City State Zip E-mail Address (optional) (CONTINUED ON REVERSE SIDE) COLE CREDIT PROPERTY TRUST II, INC. Mail To: Cole Credit Property Trust II, Inc. c/o DST Systems, Inc. P.O. Box 219312 Kansas City, MO 64121-9312 Phone: 866-341-2653 Facsimile Telephone No. Mr. Mrs. Ms.

APPENDIX B COLE CREDIT PROPERTY TRUST II, INC. Subscription Agreement for the Purchase of Common Stock of Cole Credit Property Trust II, Inc. For Prospectus dated April 30, 2008 A-INVESTMENT Purchase of Cole Credit Property Trust II, Inc. Shares $ = x $10 Total $ Invested = # of Shares x $10 Please read this Subscription Agreement/Signature Page and the Terms and Conditions before signing. Initial Subscription (Minimum $2,500) Additional Subscription (Minimum $1,000)REGISTERED REPRESENTATIVE PURCHASE RIA See Section G A completed Subscription Agreement is required for each initial and additional investment. Check enclosed for Subscription Amount Subscription Amount Wired Check Sent Separately B TYPE OF OWNERSHIP NON-CUSTODIAL OWNERSHIP(Make Check Payable To: Wells Fargo Bank, N.A., Escrow Agent for Cole Credit Property Trust II,Inc.) (Starter checks are NOT accepted) Individual Ownership Joint Tenants with Right of Survivorship Community Property Tenants in Common Others (specify) Trust (Specify, i.e. Family, Living, Revocable, etc.) Taxable Grantor A or B Date Trust Established Corporate Ownership Partnership Ownership LLC Ownership TOD (Fill out TOD Form to effect designation) Other (specify) Uniform Gifts to Minors Act: State of: Custodian for Pension or Profit Sharing Plan Taxable Exempt under §501A Name of Trustee/ Other Administrator Name of Trustee/Other Administrator CUSTODIAL OWNERSHIP (Make check payable to the custodian listed and send ALL paperwork directly to the custodian.) Traditional IRA Roth IRA Simplified Employee Pension/Trust (S.E.P) KEOGH Pension or Profit Sharing Plan Taxable Exempt under §501A Name of Trustee/Other Administrator Other (specify) CUSTODIAN INFORMATION Sterling Trust Company (set up fee waived and annual fees discounted) or Name of Custodian or Trustee Mailing Address City State Zip Investor s Custodian Account # Custodian Telephone No. Custodian Tax ID # C SUBSCRIBER INFORMATION Subscriber Name Mr. Mrs. Ms. Social Security # or Taxpayer ID # Date of Birth/Date of Incorporation Mailing Address City State Zip Street Address (if different from mailing address or mailing address is a P.O. Box) City State Zip Co-Subscriber Mr. Mrs. Ms. Social Security # (Co-Subscriber) Date of Birth(Co-Subscriber) Home Telephone No. Business Telephone No. E-mail Address Please Indicate Citizenship Status U.S Citizen Resident Alien Non-Resident Alien Employee or Affiliate INTERESTED PARTY (Optional) If you would like a duplicate copy of all communications the Company sends to you to be sent to an additional party (such as your accountant or financial advisor), please complete the following. Name of Interested Party Street Address or P.O. Box City State Zip E-mail Address (optional) Name of Firm Business Telephone No. Facsimile Telephone No. (CONTINUED ON REVERSE SIDE) COLE CREDIT PROPERTY TRUST II, INC. Mail To: Cole Credit Property Trust II, Inc. c/o DST Systems, Inc. P.O. Box 219312 Kansas City, MO 64121-9312 Phone: 866-341-2653 B-1 D DISTRIBUTION OPTIONS: NON-CUSTODIAL OWNERSHIP ACCOUNTS Mail to Address of Record Distribution Reinvestment Program: Subscriber elects to participate in the Distribution Reinvestment Program described in the Prospectus. Distributions directed to: Via Mail (complete information below) Via Electronic Deposit (ACH complete information below) Checking Savings Brokerage (include voided check) Name of Bank or Individual Mailing Address City State Zip Bank ABA# (for ACH only) Account # (MUST BE FILLED IN) DISTRIBUTION OPTIONS: CUSTODIAL OWNERSHIP ACCOUNTS Mail to Custodial Account Distribution Reinvestment Program: Subscriber elects to participate in the Distribution Reinvestment Program described in the Prospectus. I (we) hereby authorize Cole Credit Property Trust II, Inc. (Company) to deposit distributions from my (our) interest in stock of the Company into the account at the financial institution as indicated in this Section D. I further authorize the Company to debit this account in the event that the Company erroneously deposits additional funds to which I am not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I withdraw funds erroneously deposited into my account before the company reverses such deposit, I agree that the Company has the right to retain any future distributions that I am entitled until the erroneously deposited amounts are recovered by the Company. This authorization is to remain in full force and effect until the Company has received written notice from me of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me written notice of termination of this authorization. Investor s Signature E SUBSCRIBER SIGNATURES: I hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my behalf) the following: Joint ALL INVESTORS MUST INITIAL A-D Owner Owner Joint I have received the Prospectus relating to the shares, wherein the terms and conditions of the offering of the shares are described b. I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $45,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $45,000; or (ii) have a net worth (excluding home, home furnishing and automobiles) of at least $150,000, or that I (we) meet such higher suitability requirements as may be required by my state of residence and set forth in the Prospectus under Suitability Standards. In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares. c. If I am purchasing the shares for my own account; or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s). d. I acknowledge that the shares are not liquid. SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription Agreement/Signature Page is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to back up withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person. INITIAL E-K AS APPLICABLE Owner Owner e. For residents of Arizona, California or Tennessee only: I have either (i) a net worth of at least $225,000 or (ii) a gross annual income of at least $60,000 and a net worth of at least$60,000. e. initials initials f. For residents of Maine only: I have either (i) a net worth of at least $200,000 or (ii) a gross annual income of at least $50,000 and a net worth of at least $50,000. f. initials initials g. For residents of Kansas only: I have either (i) a net worth of at least $250,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $70,000. In addition, I acknowledge that it is recommended that I should invest no more than 10% of my liquid net worth in the Shares and the securities of other real estate investment trusts. Liquid net worth is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. g. initials initials h. For residents of Massachusetts, Michigan, Ohio, or Pennsylvania only: I have either (i) a net worth of at least $250,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $70,000, and my maximum investment in the Company and its affiliates will not exceed 10% of my net liquid net worth. h. initials initials i. For residents of Kentucky only: I have either (a) a net worth of at least $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000 and my investment does not exceed 10% of my liquid net worth. i. initials initials j. For residents Iowa, Washington, North Carolina, New Mexico, or Oregon only: I have either (a) a net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. j. initials initials k. For residents of North Dakota only: I (we) have either (a) a minimum net worth (excluding home, home furnishing and automobiles) of at least $250,000 or (b) a net minimum annual gross income of $70,000 and a minimum net worth of at least $70,000. k. initials initials NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS. A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE PROSPECTUS. I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY, OR ANY OTHER DELIVERY METHOD. Signature of Investor Signature of Co-Investor, if applicable Authorized Signature (Custodian or Trustee, if applicable) Date

For Prospectus dated April 30, 2008F BROKER/DEALER & REGISTERED REPRESENTATIVE Broker/Dealer data To be completed by selling Registered Representative (please use representative s address not home office) Mr. Mrs. Ms. Name of Registered Representative Mailing Address City State Zip Home Office Mailing Address City State Zip Name of Broker/Dealer Broker/Dealer Representative ID # Registered Representative s Telephone Registered Representative s E-mail Have you Changed Broker/Dealer (since last purchase?) Yes No Signature Registered Representative Signature Broker/Dealer (if applicable)G REGISTERED INVESTMENT ADVISOR (RIA) REGISTERED INVESTMENT ADVISOR (RIA) NO SALES COMMISSIONS ARE PAID ON THESE ACCOUNTS Check only if subscription is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or wrap fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a broker/dealer, the transaction should be conducted through that broker/dealer, not through the RIA. ELECTRONIC DELIVERY (OPTIONAL) Instead of receiving paper copies of this Prospectus, our Prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports,you may elect to receive electronic delivery of stockholder communications from Cole Credit Property Trust II, Inc. If you would like to consent to electronic delivery, including pursuant to CD-ROM or electronic mail please sign and return this election with your Subscription Agreement. By signing below, I acknowledge and agree that I will not receive paper copies of any stockholder communications unless (i) I notify Cole that I am revoking this election with respect to all stockholder communications or (ii) I specifically request that Cole send a paper copy of a particular stockholder communications to me. Cole has advised me that I have the right to revoke this election at any time and receive all stockholder communications as paper copies through the mail. I also understand that I have the right to request a paper copy of any stockholder communication. By electing electronic delivery, I understand that I may incur certain costs associated with spending time on-line and downloading and printing stockholder communications and I may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications. Signature Date E-mail Address COLE CREDIT PROPERTY TRUST II, INC. B-3 Mail To: Cole Credit Property Trust II, Inc. c/o DST Systems,Inc. P.O. Box 219312 Kansas City, MO 64121-9312 Phone: 866-341-2653

APPENDIX C

APPENDIX C COLE CREDIT PROPERTY TRUST II, INC. Additional Investment Subscription Agreement This form may be used by any current Investor (the Investor ) in Cole Credit Property Trust II, Inc. (the Company), who desires to purchase additional shares of the Company s common stock pursuant to the Additional Subscription Agreement and who purchased their shares directly from the Company. Investors who acquired shares other than through use of a Subscription Agreement (e.g., through a transfer of ownership or TOO) and who wish to make additional investments must complete the Cole Credit Property Trust II, Inc. Subscription Agreement. A INVESTMENT (a completed Subscription Agreement is required for each initial and additional investment) 1 This subscription is in the amount of $. (Minimum $1,000) B INVESTOR INFORMATION (or Trustees if applicable) CUSTODIAL OWNERSHIP (make check payable to the custodian listed and send ALL paperwork directly to the custodian) NON-CUSTODIAL OWNERSHIP (make check payable to: Wells Fargo Bank, N.A., Escrow Agent for Cole Credit Property Trust II, Inc) 1. Investor Name 0 Mr. 0 Mrs. 0 Ms. Mailing Address City State Zip Phone Business Phone Email Address Social Security or Taxpayer 10 # Date of Birth Existing CCPT III Account # Street Address (if different from mailing address or mailing address is a PO Box) City State Zip C INVESTOR(S) SIGNATURES: I (We) hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) the following: ___a. I (we) have received the Prospectus as supplemented to date relating to the shares, wherein the terms and conditions of the offering of the shares are described. ___b.I (we) either: (i) have a net worth (excluding home. home furnishings and automobiles) of at least $45,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $45,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $150,000, or that I (we) meet such higher suitability requirements as may be required by my (our) state of residence and set forth in the Prospectus under Suitability Standards. In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares. ___c. For residents of Arizona, California or Tennessee only: I (we) have either (I) a net worth of at least $225.000 or (ii) a gross annual income of at least $60,000 and a net worth of at least $60,000. ___d. For residents of Maine only: I (we) have either (i) a net worth of at least $200,000 or (Ii) a gross annual Income of at least $50,000 and a net worth of at least $50.000. ___e. For residents of Kansas only: I (we) have (i) a net worth of at least $250,000 or (ii) a gross annual income of at least $70.000 and a net worth of at least $70,000. In addition. I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my (our) liquid net worth in the shares and the securities of other real estate investment trusts. Liquid net worth is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalent and readily marketable securities. ___f. For residents of Massachusetts, Michigan. Ohio, or Pennsylvania only: I (we) have either (i) a net worth of at least $250,000 or (ii) a gross annual income of at least $70,000 and a net worth of at least $70,000, and my (our) maximum investment in the Company and its affiliates will not exceed 10% of my (our) net worth. ___g. For residents of Kentucky only: I (we) have either (a) a net worth of at least $250,000 or (b) a gross annual income of at least $70.000 and a net worth of at least $70,000 and, unless I (we) originally purchased shares in the Company s initial public offering, my (our) investment does not exceed 10% of my (our) liquid net worth. ___h. For residents of Iowa, Washington, North Carolina. New Mexico. or Oregon only: I (we) have either (i) a net worth of at least $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000. ___i. For residents of North Dakota only: I (we) have either (a) a minimum net worth (excluding home, home furnishings and automobiles) of at least $250,000 or (b) a net minimum annual gross income of $70,000 and a minimum net worth of at least $70.000. ___j. I am (we are) purchasing the shares for my (our) own account or I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Additional Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s). ___k. I (we) acknowledge that the shares are not liquid. NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS. A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE PROSPECTUS. I (WE) ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY, OR ANY OTHER DELIVERY METHOD. Date Investor s Signature Co-Investor s Signature Custodian Signature Have You Changed Broker/Dealer (since last purchased? 0 No 0 Yes (If yes. complete the information below) Registered Representative (Printed Name) Signature Date à 2008 Cole Capital Advisors, Inc. All rights reserved. CCPT2-AddOn-AGMT-A1-09 (07/08) MAIL TO: REGULAR MAIL: Cole Credit Property Trust II, Inc. c/o DST, PO Box 219312, Kansas City, MO 64121-9312 OVERNIGHT: Cole Credit Property Trust II, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105

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